UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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On Deck Capital, Inc.

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1400 Broadway, 25th Floor
New York, New York 10018
NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Wednesday, May 15, 2019
Dear OnDeck Stockholders:
We are pleased to invite you to attend our 2019 Annual Meeting of Stockholders to be held on May 15, 2019 at 10:00 a.m. New York time at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 1301 Avenue of the Americas, 40th Floor, New York, New York 10019. At the Annual Meeting, we will ask you to consider the following proposals:

1	To elect three Class II directors;
2	To ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2019; and
3	To transact such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.
Record Date. Stockholders of record as of March 18, 2019 may vote at the Annual Meeting or any postponements or adjournments of the meeting.
Proxy Materials. This notice of annual meeting, the Notice of Internet Availability of Proxy Materials, Proxy Statement, our Annual Report on Form 10-K for the year ended 2018, or Annual Report, and form of proxy are being made available on or about April 1, 2019.
Voting. Your vote is important! Whether or not you plan to attend the meeting in person, please vote your shares as instructed in the Notice of Internet Availability of Proxy Materials. You may vote over the Internet, by telephone or by mailing a proxy card. Please review the instructions on the proxy card regarding each of these voting options. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder. Please read the entire Proxy Statement before casting your vote.
Thank you for your investment in OnDeck.

Sincerely,

Noah Breslow
Chairman and Chief Executive Officer

New York, New York
April 1, 2019

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 15, 2019: This Proxy Statement, along with our Annual Report, is available at the following website: www.envisionreports.com/ONDK.

PROXY STATEMENT

2019 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Wednesday, May 15, 2019

i

PROXY STATEMENT SUMMARY
This summary highlights some of the information contained in this Proxy Statement and does not include all of the information you should consider regarding the proposals being presented at the Annual Meeting. You should read the entire Proxy Statement before casting your vote. Page references are provided to direct you to more detailed information on the proposals.
VOTING PROPOSALS
Proposal 1 - Election of Directors (Page 8)
The table below presents information on each of the Class II nominees for Director of the Company and each of the continuing directors who are not being voted on at the Annual Meeting. Each of the nominees is a current Director of the Company and possesses the qualifications to serve as a member of our Board of Directors. The information set forth below is as of March 18, 2019.

Name and Principal Occupation	Class	Age	Committee Membership	Director Since	Current Term Expires	Nominated for Term Expiring
Class II Director Nominees
Chandra Dhandapani Chief Digital and Technology Officer, CBRE Group, Inc.	II	51	w Corporate Governance and Nominating w Risk Management	2018	2019	2022
Bruce Nolop Former EVP and CFO, E*TRADE Financial Corporation	II	68	w Audit w Compensation	2016	2019	2022
Manolo Sánchez Former Chairman, President and CEO, BBVA Compass	II	53	w Audit w Compensation	2018	2019	2022
Continuing Directors
Daniel Henson Former EVP, GE Capital Holdings / CEO, GE Capital Americas	I	58	w Risk Management	2016	2021	—
Neil E. Wolfson Former President, SF Capital Group, LLC	I	54	w Audit w Risk Management	2011	2021	—
Noah Breslow CEO and Chairman, On Deck Capital, Inc.	III	43	w Risk Management	2012	2020	—
Jane J. Thompson CEO, Jane J. Thompson Financial Services, LLC	III	67	w Corporate Governance and Nominating w Risk Management	2014	2020	—
Ronald F. Verni Former President and CEO, Sage Software, Inc.	III	70	w Compensation w Corporate Governance and Nominating	2012	2020	—

Proposal 2 - Ratification of Ernst & Young, LLP as our Independent Auditors (Page 46)
OnDeck’s Audit Committee of the Board of Directors has selected Ernst & Young, LLP as our independent registered public accountants for 2019. While shareholder ratification of our independent registered public accountants is not required under our governance documents, we are submitting this item to a vote as a matter of good corporate governance.

Vote Recommendations and Requirements

At the Annual Meeting, the presence in person or by proxy of a majority of the voting power of the shares issued and outstanding and entitled to vote at the Annual Meeting is required for the Annual Meeting to proceed. Abstentions and broker non-votes will qualify for determining whether there is a quorum. The vote requirements and recommendations for our two proposals are shown in the tables below:

Proposal 1 Election of Class II Directors	Proposal 2 Ratification of Ernst & Young, LLP
Vote Required: Majority of the Votes Cast*	Vote Required: Majority of Voting Power**
Broker Discretionary Voting: Not allowed	Broker Discretionary Voting: Allowed
☑ The Board recommends that Stockholders for FOR each of the Class II Director Nominees	☑ The Board recommends that Stockholders for FOR the Ratification of Ernst & Young, LLP
______________________
* Majority of the Votes Cast means that the number of votes "FOR" a nominee must exceed the number of votes "AGAINST" such nominee's election. Abstentions and broker non-votes will have no effect on the outcome of the vote.
** Majority of Voting Power means the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions are treated as present and entitled to vote and therefore will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the vote.
If your shares are held by a broker, you must instruct your broker how to vote for the election of the Class II director nominees. If you have not instructed the broker how to vote, your shares will not be voted with respect to the election of the Class II director nominees, however, your broker does have the discretionary authority to vote your shares on the ratification of Ernst & Young, LLP.

GENERAL INFORMATION

Q:    Why am I receiving these materials?

A:
This Proxy Statement is furnished to you by the Board of Directors of On Deck Capital, Inc., or the Board or Board of Directors, in connection with our 2019 Annual Meeting of Stockholders, or the Annual Meeting. The Annual Meeting is to be held on Wednesday, May 15, 2019 beginning at 10:00 a.m. New York time at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 1301 Avenue of the Americas, 40th Floor, New York, New York 10019. References in this Proxy Statement to “we,” “us,” “our,” “the Company” or “OnDeck” refer to On Deck Capital, Inc.

We have mailed the Notice of Internet Availability of Proxy Materials to all stockholders and beneficial owners of record as of March 18, 2019, the record date for the Annual Meeting. All stockholders will have the ability to access the proxy materials via the Internet, including this Proxy Statement, as filed with the U.S. Securities and Exchange Commission, or SEC, on or about April 1, 2019, and our Annual Report. The Notice of Internet Availability of Proxy Materials includes information on how to access the proxy materials, how to submit your vote over the Internet, by phone, by mail, or in person, or how to request a paper copy of the proxy materials. This Proxy Statement and our Annual Report are available at www.envisionreports.com/ONDK.
Q:    What is included in these materials?

A:
These materials include this Proxy Statement and our Annual Report. These materials were first made available to you on the Internet on or about April 1, 2019. For additional information about OnDeck, please visit our website at www.ondeck.com. The information on our website is not a part of this Proxy Statement.

Q:    What items will be voted on at the Annual Meeting?
A:    Stockholders will vote on the following items at the Annual Meeting:

•	To elect each of Chandra Dhandapani, Bruce Nolop and Manolo Sánchez as Class II directors;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2019; and

•	To transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.
Q:    How does the Board of Directors recommend I vote on these proposals?

A:    The Board recommends a vote:

•	FOR the election of each of Chandra Dhandapani, Bruce Nolop and Manolo Sánchez as Class II directors; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2019.
Q:    Who is making this solicitation?
A:    The proxy for the Annual Meeting is being solicited on behalf of the Board of Directors.

Q:	Who pays for the proxy solicitation process?

A:
OnDeck will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. We may also solicit proxies by email from stockholders who are our employees or who requested to receive or received proxy materials electronically. None of these individuals will receive any additional or special compensation for doing this, although we may reimburse these individuals for their reasonable out-of-pocket expenses.

Q:	Who may vote at the Annual Meeting?

A:
Stockholders of record as of the close of business on March 18, 2019, or the Record Date, are entitled to receive notice of, to attend, and to vote at the Annual Meeting. As of the Record Date, there were 75,907,393 shares of OnDeck’s common stock issued and outstanding. Each share of OnDeck’s common stock is entitled to one vote on each matter.

Q:	What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

A:
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., or Computershare, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials was sent directly to you by OnDeck.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

Q:	If I am a stockholder of record of OnDeck’s shares, how do I vote?

A:	If you are a stockholder of record, there are four ways to vote:

•	Via the Internet. You may vote by proxy via the Internet by following the instructions found on the proxy card.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card.

•	By Mail. You may vote by proxy by filling out the proxy card and returning it in the envelope provided.

•	In Person. You may vote in person at the Annual Meeting. The Company will give you a ballot when you arrive upon request.
Please note that the Internet and telephone voting facilities will close at 1:00 a.m. New York time on May 15, 2019.

Q:	If I am a beneficial owner of shares held in street name, how do I vote?

A:
If you are a beneficial owner of shares held in street name, you should have received from your broker, bank, trustee or other nominee instructions on how to vote or instruct the broker to vote your shares, which are generally contained in a “vote instruction form” sent by the broker, bank, trustee or other nominee. Please follow their instructions carefully. Street name stockholders may generally vote by one of the following methods:

•	Via the Internet. You may vote by proxy via the Internet by following the instruction form provided to you by your broker, bank, trustee, or other nominee.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the vote instruction form provided to you by your broker, bank, trustee, or other nominee.

•	By Mail. You may vote by proxy by filling out the vote instruction form and returning it in the envelope provided to you by your broker, bank, trustee, or other nominee.

•
In Person. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy for you by your broker, bank, trustee, or other nominee.

Q:	If I submit a proxy, how will it be voted?

A:
When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I change my vote or revoke my proxy?”

Q:	What should I do if I get more than one proxy or voting instruction card?

A:
Stockholders may receive more than one set of voting materials, including multiple copies of these proxy materials and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate sets of proxy materials for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one set of proxy materials. You should vote in accordance with all of the proxy cards and voting instruction cards you receive relating to our Annual Meeting to ensure that all of your shares are counted.

Q:	Can I change my vote or revoke my proxy?

A:	You may change your vote or revoke your proxy at any time prior to the taking of the vote at the Annual Meeting.
Stockholder of Record. If you are the stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described on page 4 (and until the applicable deadline for each method), (2) providing a written notice of revocation to OnDeck’s Corporate Secretary at On Deck Capital, Inc., 1400 Broadway, 25th Floor, New York, New York 10018 prior to your shares being voted, or (3) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote in person at the Annual Meeting.
Beneficial Owner of Shares Held in Street Name. For shares you hold beneficially in street name, you may generally change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Q:	Can I attend the meeting in person?

A:
You are invited to attend the Annual Meeting if you are a registered stockholder or a street name stockholder as of March 18, 2019, the Record Date. In order to enter the Annual Meeting, you must present a form of photo identification acceptable to us, such as a valid driver’s license or passport. If you hold your shares beneficially in street name, you will need to provide proof of stock ownership as of the Record Date, for example by producing a brokerage statement as of March 2019. Please note that since a street name stockholder is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:
At the Annual Meeting, the presence in person or by proxy of a majority of the aggregate voting power of the shares issued and outstanding and entitled to vote at the Annual Meeting is required for the Annual Meeting to proceed. If you have returned valid proxy instructions or attend the Annual Meeting in person, your shares of common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Q:	What is the voting requirement to approve each of the proposals?

A:
Each nominee for director is elected by a majority of the votes cast. This means that the number of votes cast "for" a director nominee must exceed the number of votes cast "against" the nominee. Any nominee who receives more votes cast "for " their election than "against" will be elected as a Class II director to serve until the 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Any director nominee who does not receive a majority of the votes cast "for" his or her election is required to promptly tender his or her resignation in accordance with the procedures outlined in our Amended and Restated Bylaws, as amended through October 31, 2018, or Bylaws, and our Corporate Governance Guidelines. Abstentions and broker non-votes will have no effect on the outcome of the vote, however, they will qualify for determining whether there is a quorum.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accountants requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on such proposal. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will not count as votes cast for purposes of this proposal.

Q:	What are broker non-votes?

A:
Broker non-votes are shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter - the ratification of the appointment of the Company’s independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors absent direction from you.

Q:	Who will tabulate the votes?

A:	OnDeck’s Corporate Secretary will serve as the Inspector of Election and will tabulate the votes at the Annual Meeting.

Q:	What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?

A:
Stockholder Proposals for 2020 Annual Meeting of Stockholders. Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2020 Annual Meeting of Stockholders by submitting their proposals in writing to OnDeck’s Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2020 Annual Meeting of Stockholders, the Corporate Secretary of OnDeck must receive the written proposal at our principal executive offices no later than December 3, 2019. Stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

If we hold our 2020 Annual Meeting of Stockholders more than 30 days before or more than 60 days after May 15, 2020 (the one-year anniversary date of the 2019 Annual Meeting of Stockholders), then notice of a stockholder proposal that is intended to be included in our proxy statement for our 2020 Annual Meeting of Stockholders must be received by our Corporate Secretary at our principal executive offices:

•	not earlier than the close of business on the 120th day prior to such annual meeting, or

•
not later than the close of business on the later of (i) the 90th day prior to such annual meeting, and (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made.

Proposals should be addressed to On Deck Capital, Inc., Attn. Corporate Secretary, at 1400 Broadway, 25th Floor, New York, New York 10018.

Stockholder Recommendation and Nomination of Director Candidates. Pursuant to our Nominating Committee’s Policies and Procedures for Director Candidates, stockholders holding at least one percent (1%) of the fully diluted capitalization of OnDeck continuously for at least 12 months may propose director candidates for consideration by our Nominating Committee. A stockholder that wants to recommend a candidate for election to the Board should direct the recommendation in writing by letter to the Company, attention of the Corporate Secretary, at 1400 Broadway, 25th Floor, New York, New York 10018. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership.
In addition, our Bylaws permit eligible stockholders to nominate directors for election at an annual meeting of stockholders. To be eligible, a stockholder must be a stockholder of record both at the time the stockholder provides proper written notice of the proposed nomination and as of the record date determining stockholders entitled to vote at the annual meeting. Nominations by eligible stockholders must also be in proper written form in compliance with the requirements of our Bylaws.
Copy of Bylaw Provisions. Our Bylaws were filed as Exhibit 3.2 to our Form 10-Q filed with the SEC on November 6, 2018. A link to this filing is available on our investor relations website at https://investors.ondeck.com. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. The Bylaws, and not the foregoing summary, together with applicable law control stockholder actions and nominations relating to our annual meetings.

Q:
I share an address with another stockholder, and we received only one paper copy of the Notice of Internet Availability for the proxy materials. How may I obtain an additional copy of the proxy materials?

A:
The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single copy of the Notice of Internet Availability of Proxy Materials for our proxy materials addressed to those stockholders. This process is commonly referred to as “householding.” This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

Brokers with account holders who are OnDeck stockholders may be householding our proxy materials. A single Notice of Internet Availability of Proxy Materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you notify your broker or OnDeck that you no longer wish to participate in householding.
If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, you may: (1) notify your broker; (2) direct your written request to: Investor Relations, On Deck Capital, Inc., 1400 Broadway, 25th Floor, New York, New York 10018; or (3) contact our Investor Relations department by email at ir@ondeck.com or by telephone at (646) 668-3582. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials at a shared address to which a single copy of the document was delivered.

Q:	What if I have questions about my OnDeck shares or need to change my mailing address?

A:
You may contact our transfer agent, Computershare Trust Company, N.A., by telephone at 1-800-736-3001 (U.S.) or +1-781-575-3100 (outside the U.S.), or by email at web.queries@computershare.com, if you have questions about your OnDeck shares or need to change your mailing address.

PROPOSAL 1: ELECTION OF DIRECTORS

Our business and affairs are managed under the direction of our Board of Directors. The number of directors is determined by our Board of Directors, subject to the terms of our Amended and Restated Certificate of Incorporation, or Certificate, and Amended and Restated Bylaws, as amended through October 31, 2018, or Bylaws. As of the date of this Proxy Statement, our Board of Directors consists of eight directors, seven of whom qualify as “independent” under New York Stock Exchange, or NYSE, listing standards. In accordance with our Certificate and Bylaws, our Board of Directors is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.
The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change of control. Under Delaware law, our directors may be removed for cause by the affirmative vote of the holders of a majority of our outstanding voting stock. Directors may not be removed by our stockholders without cause. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. On November 14, 2018, our Board of Directors fixed the number of directors constituting the full Board at eight members effective January 1, 2019.
Director Qualifications
The Corporate Governance and Nominating Committee, or Nominating Committee, works with the Board to determine periodically, as appropriate, the desired Board qualifications, expertise and characteristics based on the Board's needs at the time. The Board will consider several factors in determining a candidate's qualifications, including such factors as business experience, education, skills, potential conflicts of interest, and other individual qualities and attributes that contribute to a diverse mix of viewpoints and experience represented on the Board. The Nominating Committee and the Board evaluate each individual in the context of the membership of the Board as a group, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment and diverse experience and viewpoints. In addition, each director is expected to be an individual of high character and integrity, and must have the ability to offer advice and guidance to our CEO based on experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are or were affiliated. Our Nominating Committee also considers the applicable provisions of its Policies and Procedures for Director Candidates. Copies of our Policies and Procedures for Director Candidates are available in the Investors section of our website at http://investors.ondeck.com/governance.
In determining whether to recommend a director for re-election, the Nominating Committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board and the Company, tenure and other qualifications and characteristics set forth in the charter of the Nominating Committee or otherwise developed and approved by the Nominating Committee. Each director and director candidate must ensure that other existing and anticipated future commitments do not materially interfere with his or her service as a director.
Board Diversity Policy

The Board of Directors adopted a Board Diversity Policy in 2018 to further advance its commitment to promoting diversity within the Company. The Board recognizes the value of diversity in achieving Company objectives and maintaining sound governance practices as it brings together individuals with different perspectives and ideas, from varying backgrounds and experiences, to create balanced and thoughtful decision-making that best serves stockholder interests.

In identifying qualified candidates for nomination to the Board, the Nominating Committee seeks to maintain a Board comprised of talented and dedicated directors with a diverse mix of experience, skills and characteristics that reflect the complex and dynamic nature of our business and meet the needs of the Company at any given time. Diversity refers to a broad array of individual characteristics that collectively enable the Board to operate effectively and fulfill its responsibilities including professional qualifications, business experience, age, gender, race and ethnicity.

Director Nominees
The Board of Directors currently consists of eight members. Upon the recommendation of Nominating Committee, the Board has nominated each of Chandra Dhandapani, Bruce Nolop and Manolo Sánchez to serve as Class II directors. If elected, Ms. Dhandapani, Mr. Nolop and Mr. Sánchez will each hold office for a three-year term until our Annual Meeting of Stockholders to be held in 2022. Set forth below are the names and biographies of our three nominees for Class II directors and the continuing members of our Board of Directors in Classes I and III. All information is as of March 18, 2019.

Class II Director Nominees (Nominated for Term Expiring 2022)

Chandra Dhandapani
Director since: 2018	Designation w Independent
Age: 51
Committees: s Corporate Governance and Nominating s Risk Management	Other Public Company Boards: w None
Ms. Dhandapani has served as the Chief Digital and Technology Officer of CBRE Group, Inc., the world's largest commercial real estate services company, since 2016. Prior to joining CBRE, she served in several senior technology roles at Capital One Financial for 17 years, including Digital Transformation Leader and Chief Technology Officer, Financial Services Division, and Chief Information Officer for their auto lending, mortgage, and home equity lending businesses. She earned a B.A. in Mathematics and an M.B.A. in Marketing & Finance from IRMA India. She also holds an M.B.A in Information Systems from the University of Texas at Arlington.
Skills and Qualifications
We believe Ms. Dhandapani is qualified to serve on our Board of Directors because of her significant experience in digital strategy, data and all aspects of technology globally, including infrastructure, cybersecurity and product development.

Bruce P. Nolop
Director since: 2016	Designations: w Independent; Audit Committee Financial Expert
Age: 68
Committees: w Audit w Compensation	Other Public Company Boards: w TEGNA, Inc. (since 2015) w Marsh & McLennan Companies, Inc. (since 2008)
Mr. Nolop served as Executive Vice President and Chief Financial Officer at E*TRADE Financial Corporation, an online discount stock brokerage company, from September 2008 through December 2010 and retired from E*TRADE in March 2011. He previously served as Executive Vice President and Chief Financial Officer at Pitney Bowes Inc., a technology solutions provider, from 2000 to 2008. Earlier in his career, Mr. Nolop served as a Managing Director at Wasserstein Perella and held positions at Goldman Sachs, Kimberly-Clark and Morgan Stanley. He currently serves as a member of the board of directors of TEGNA Inc., a broadcast and digital company, Marsh & McLennan Companies, Inc., a global professional services firm, and CLS Group, a privately-held provider of settlement services in the foreign exchange market. Mr. Nolop holds a B.A. in Political Science from the University of South Dakota, an M.B.A. from the Stanford Graduate School of Business and a J.D. from Stanford Law School.
Skills and Qualifications
We believe Mr. Nolop is qualified to serve as a member of the Board of Directors because of his financial and accounting expertise gained from his prior experience as chief financial officer of two publicly traded corporations and as an investment banker. In addition, his current service on other public company boards of directors provides us with important perspectives on corporate governance matters.

Manolo Sánchez
Director since: 2018	Designations: w Independent; Audit Committee Financial Expert
Age: 54
Committees: w Audit w Compensation	Other Public Company Boards: w Fannie Mae (since 2018)
Mr. Sánchez served as Chairman, President and CEO of BBVA Compass Bank, or BBVA Compass, a U.S. commercial bank, from September 2010 to January 2017, and as its Chairman from January 2017 to November 2017. Previously, he served as Senior Executive Vice President, Community Banking, Compass Bank (acquired by BBVA Compass) from March 2008 to December 2008, and President and CEO of The Laredo National Bank (acquired by BBVA Compass) from July 2005 to March 2008. He also served as Chief Risk Officer, BBVA Bancomer, Mexico City from February 2002 to July 2005. He currently serves as a board member of Fannie Mae, a leading source of financing for mortgage lenders, and an Adjunct Professor of Management at Rice University. Mr. Sánchez holds a B.A. in Economics and Political Science from Yale University, and master’s degrees in international relations from the London School of Economics and in advanced European economics from the College of Europe in Bruges, Belgium.
Skills and Qualifications
We believe Mr. Sánchez is qualified to serve as a member of the Board of Directors due to his 27 year banking career, and his extensive experience in international banking and executive leadership roles in risk management, real estate financing, correspondent, community, corporate and investment banking.

Vote Requirement
Each Class II director nominee is elected by the affirmative vote of the majority of the votes cast in person or by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. In order to be elected the number of votes "for" a director nominee must exceed the number of votes "against" such nominee's election. Accordingly, the director nominees who receive more votes "for" his or her election than "against" his or her election will be elected as Class II directors to serve until the 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Abstentions and broker non-votes will have no effect on the outcome of the vote, however, they will qualify for determining whether there is a quorum.

The Board of Directors Recommends that Stockholders Vote “FOR” all of the Class II Nominees.
Continuing Directors - Class III (Term Expires 2020)

Noah Breslow
Director since: 2012	Designations: w Not Independent
Age: 43
Committee: w Risk Management	Other Public Company Boards: w None
Mr. Breslow has served as our Chief Executive Officer and Chairman of the Board of Directors since June 2012 and as our Chief Operating Officer from October 2011 to June 2012, our Chief Product Officer from October 2009 to September 2011, our Senior Vice President, Products and Technology from March 2008 to September 2009, and our Vice President, Products and Technology from June 2007 to February 2008. Prior to joining us, Mr. Breslow was Vice President of Marketing and Product Management for Tacit Networks, Inc., a provider of wide area network optimization solutions, from December 2003 through January 2007. Mr. Breslow holds an S.B. in Computer Science and Engineering from the Massachusetts Institute of Technology and an M.B.A. with distinction from Harvard Business School.
Skills and Qualifications
We believe Mr. Breslow is qualified to serve as a member of the Board of Directors because of his substantial operational and business strategy expertise gained from serving as our Chief Executive Officer and because of his extensive experience in the technology industry.

Jane J. Thompson
Director since: 2014	Designation: Independent
Age: 67	Other Public Company Boards: w Navient Corporation (since 2014) w Mitek Systems Inc. (since 2017) w Blackhawk Network Holdings, Inc. (2014 - 2018) w Verifone Systems, Inc. (2014 - 2018)
Committees: w Corporate Governance and Nominating (Chair) w Risk Management
Ms. Thompson has been the Chief Executive Officer of Jane J. Thompson Financial Services LLC since 2011, a consulting firm that she founded. Ms. Thompson served as President, Financial Services, Walmart, Inc., from 2002 to 2011. Previously, she led Sears Credit, Sears Home Services and Sears Online groups within Sears, Roebuck & Company, was a partner with McKinsey & Company, Inc. and a brand manager at Procter & Gamble. Ms. Thompson currently serves as a director of Navient Corporation, a loan management, servicing and asset recovery company, and Mitek Systems, Inc., a global provider of mobile capture and identity verification software solutions. She previously served as a director of The Fresh Market, Inc., from 2012 to 2016, a specialty food retailer. Ms. Thompson has also served as an advisor to the Consumer Financial Protection Bureau from 2012 to 2015 and a board member of the Center for Financial Services Innovation from 2014 through 2017.  Ms. Thompson holds a B.B.A. in Marketing from the University of Cincinnati and an M.B.A. from Harvard Business School.
Skills and Qualifications
We believe Ms. Thompson is qualified to serve as a member of the Board of Directors because of her over 30 years of leadership experience and a proven track-record as an independent board member and adviser to a wide range of multi-billion dollar organizations across financial services, management consulting, private equity, consumer goods, and technology industries.

Ronald F. Verni
Director since: 2012	Designation: Independent
Age: 70	Other Public Company Boards: w Craneware plc (since 2009)
Committees: w Compensation (Chair) w Corporate Governance and Nominating
Mr. Verni has mentored startup companies and worked with high technology incubator entities since July 2008. He previously served on the board of directors of Kewill, plc from June 2011 to June 2012. He was Chief Executive Officer of Corrigo, Inc., a software as a service, or SaaS, company, from January 2008 to June 2008. From September 1999 to October 2007, Mr. Verni was President and Chief Executive Officer of Sage Software, Inc., a management and software services company, and a member of the board of directors of the Sage Group, plc. He currently serves as a member of the board of directors of Craneware, plc. Mr. Verni holds a B.S. in Engineering and Management from Clarkson University.
Skills and Qualifications
We believe Mr. Verni is qualified to serve as a member of the Board of Directors because of his public company leadership and corporate governance experience and his business strategy expertise gained from his substantial experience in the technology industry.

Class I (Term Expires 2021)

Daniel Henson
Director since: 2016	Designations: Lead Independent Director
Age: 58	Other Public Company Boards: w Healthcare Trust of America, Inc. (since 2016)
Committee: w Risk Management (Chair)
Mr. Henson worked for the General Electric Company, or GE, for over 30 years and held a variety of senior positions at GE and GE Capital. Prior to his retirement in 2016, he served as Executive Vice President of GE Capital and CEO of GE Capital Americas, where he was responsible for all commercial lending and leasing businesses in North America and oversaw capital markets activities at GE Capital and GE Capital’s industrial loan company bank in Utah. Prior to that, he served as Chief Marketing Officer of GE and Six Sigma Quality Leader at GE Capital. He also served as the CEO of a number of GE Capital’s financial services businesses in the U.S. and internationally. He currently serves as non-executive Chairman of two private companies, Alight Solutions and Exeter Finance Corp., and as a director Healthcare Trust of America, Inc., a publicly traded real estate investment trust. Mr. Henson holds a B.B.A. in Marketing from George Washington University.
Skills and Qualifications
We believe Mr. Henson is qualified to serve as a member of the Board of Directors because of his extensive leadership and other financial services experience gained from his time in various senior executive roles at General Electric Company.

Neil E. Wolfson
Director since: 2011	Designations: w Independent; Audit Committee Financial Expert
Age: 54
Committees: w Audit (Chair) w Risk Management	Other Public Company Boards: w None
Mr. Wolfson served as the President of SF Capital Group, LLC, an investment firm, from January 2009 to September 2018. From July 2004 to December 2008, Mr. Wolfson served as Chief Investment Officer and President of Wilmington Trust Investment Management, an investment management firm. Earlier in his career, Mr. Wolfson was a partner at KPMG LLP, an audit, tax and advisory services firm, and the Chief Investment Officer of the Analytical Investment Strategies Group and Managing Director of the PRIME Asset Consulting Group at Kidder, Peabody and Co., a securities firm. Mr. Wolfson is a Chartered Financial Analyst and holds a B.S. in Management and an M.B.A. in Finance from New York University.
Skills and Qualifications
We believe Mr. Wolfson is qualified to serve as a member of the Board of Directors because of his extensive corporate finance experience gained from his time in the investment management industry.

During the five years ended December 31, 2018, each of our directors, other than Messrs. Sánchez and Wolfson, has held the principal occupation listed in their biography above or have been retired for that period of time. Mr. Sánchez's and Mr. Wolfson's employment history during that time period is reflected in each of their biographies above. Each member of our board holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Our Board of Directors has adopted the Company’s Corporate Governance Guidelines, or Guidelines, to assist the Board in the exercise of its responsibilities and to best serve the interests of the Company and its stockholders. These Guidelines serve as a framework within which the Board can discharge its duties and foster effective governance of the Company.

Governance Highlights
Board Independence	Stockholder Rights
w Seven out of eight of our directors are independent and our Audit, Compensation, and Nominating Committees are 100% independent	w In 2018, we adopted a majority vote policy in uncontested director elections and we maintain a director resignation policy
w There are no related party transactions with our directors, officers or significant stockholders	w Stockholders have the same voting rights - one vote per share
w Independent Board members meet regularly in Executive Session without management present	w We annually seek shareholder ratification of our independent registered public accountants
w A Lead Independent Director fosters effective collaboration among our independent directors and counterbalances a combined Chairman/CEO	w We do not maintain a shareholder rights plan or "poison pill"
Policies and Procedures	Engagement and Refreshment
w In 2018, we implemented robust stock ownership guidelines for our directors and our CEO to further align with the interests of our stockholders	w Our average Board tenure is four years, and our average Board age is 58 with five of our eight directors less than age 60
w In 2018, we adopted a Board Diversity Policy which supports the identification and appointment of diverse candidates to our Board	w Director compensation is reviewed annually by our Compensation and Nominating Committees to ensure competitiveness relative to our peers
w Our Board and management are subject to a global Code of Business Conduct and Ethics	w In 2018, all directors attended 100% of our Board and committee meetings on which they serve
w Our internal Disclosure Committee oversees OnDeck’s disclosure obligations to ensure timely and accurate reporting and support our disclosure controls and procedures processes	w Our Board and each committee conduct an annual self-evaluation of performance

Director Independence

Our Board of Directors has undertaken a review of the independence of each director who served during 2018, including Mr. James D. Robinson III and Mr. David Hartwig who resigned from our Board of Directors effective December 31, 2018. Based on information provided by each director concerning his or her background, employment and affiliations, our Board of Directors determined that neither Ms. Dhandapani and Ms. Thompson nor Messrs. Robinson, Hartwig, Henson, Nolop, Sánchez, Verni and Wolfson has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these persons is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NYSE. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each such non-employee director or affiliated entities, and their involvement in any transactions described under “Certain Relationships and Related Transactions.” The Board of Directors also determined that each director other than Mr. Breslow is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director as defined pursuant to Section 162(m) of the Internal Revenue Code, as amended.

Board Meetings and Director Communications

During 2018, the Board of Directors held five meetings and each director attended 100% of (i) the total number of meetings of the Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served during the periods that he or she served. Although we do not have a formal policy regarding attendance by directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend annual meetings of stockholders of the Company. Four directors attended our 2018 Annual Meeting of Stockholders.

Stockholders and other interested parties may communicate with the non-management members of the Board of Directors by mail to the Company’s principal executive offices addressed to the intended recipient and care of our General Counsel. Our General Counsel will review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and route such communications as appropriate to member(s) of the Board of Directors.

Board Committees

Our Board of Directors has an Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Risk Management Committee. The composition and responsibilities of each of the committees of our Board of Directors are described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Audit Committee	4 meetings in 2018
2018 Members(1): Neil Wolfson, Chair David Hartwig Bruce Nolop Manolo Sánchez Jane J. Thompson
Key Oversight Responsibilities:
•
Selecting and hiring the independent registered public accounting firm to audit our financial statements
•
Helping to ensure the independence and performance of the independent registered public accounting firm
•
Approving audit and non-audit services and fees
•
Reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements
•
Reviewing results of the independent audit and the quarterly reviews, and the applicable reports and certifications regarding internal control over financial reporting and disclosure controls and procedures
•
Preparing the Audit Committee report that the SEC requires to be included in our annual proxy statement
•
Reviewing reports and communications from the independent registered public accounting firm
•
Reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures
•
Reviewing related party transactions
•
Establishing and overseeing procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters

(1) Each of these directors served on the Audit Committee for the full year 2018, except Mr. Sánchez who was appointed on November 14. 2018. Mr. Hartwig and Ms. Thompson resigned effective December 31, 2018.

The composition of our Audit Committee meets the requirements for independence of Audit Committee members under current NYSE listing standards and SEC rules and regulations. Each member of our Audit Committee meets the financial literacy requirements of the current listing standards. In addition, our Board of Directors has determined that each of Mr. Wolfson, Mr. Nolop and Mr. Sánchez is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended, or Securities Act.

Our Audit Committee was established in accordance with, and operated under a written charter that satisfies, the applicable rules of the SEC and the listing standards of the NYSE. A copy of the charter of our Audit Committee is available on the Investors section of our website at http://investors.ondeck.com/governance.

Compensation Committee	4 meetings in 2018
2018 Members(1): James Robinson III, Chair Bruce Nolop Manolo Sánchez Ronald F. Verni
Key Oversight Responsibilities:
•
Overseeing our overall compensation philosophy and compensation policies, plans and benefit programs
•
Reviewing and approving for our executive officers: the annual base salary, annual incentive bonus (including the specific goals and amounts), equity compensation, employment agreements, severance agreements, change in control arrangements, and any other benefits, compensation or similar arrangements
•
To the extent determined appropriate by the Compensation Committee, reviewing, approving and/or making recommendations to the Board of Directors with respect to employee compensation and overseeing equity compensation for our service providers
•
Preparing the Compensation Committee report that the SEC requires to be included in our annual proxy statement
•
Administering our equity compensation plans and the granting of equity awards pursuant to such plans

(1) Each of these directors served on the Compensation Committee for the full year 2018, except Mr. Sánchez who was appointed on November 14, 2018. Mr. Robinson resigned as Chair effective December 31, 2018 and Mr. Verni was appointed Chair effective January 1, 2019.

The composition of our Compensation Committee meets the requirements for independence under current NYSE listing standards and SEC rules and regulations. The purpose of our Compensation Committee is to oversee our compensation policies, plans and benefit programs and to discharge the responsibilities of our Board of Directors relating to compensation of our executive officers.

Our Compensation Committee received advice from Pearl Meyer & Partners, LLC, or Pearl Meyer, an independent compensation consulting firm, with respect to executive compensation decisions for 2018. Working with management, Pearl Meyer provided various data and recommendations throughout the year as further discussed on page 31.

Our Compensation Committee was established in accordance with, and operates under a written charter that satisfies, the applicable rules of the SEC and the listing standards of the NYSE. A copy of the charter of our Compensation Committee is available on the Investors section of our website at http://investors.ondeck.com/governance.

Compensation Committee Interlocks and Insider Participation
During 2018, Messrs. Nolop, Robinson, Sánchez and Verni served as members of the Compensation Committee. Prior to his resignation from the Board of Directors effective December 31, 2018, James Robinson III chaired the Compensation Committee. Following Mr. Robinson's resignation, Mr. Verni was appointed chair of the Compensation Committee effective January 1, 2019. No member of our Compensation Committee served as an executive officer or employee of OnDeck since we became a public company. None of our executive officers currently serve, or have served during 2018, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Corporate Governance and Nominating Committee	4 meetings in 2018
2018 Members(1): Ronald F. Verni, Chair Chandra Dhandapani David Hartwig Daniel Henson
Key Oversight Responsibilities:
•
Identifying, evaluating and making recommendations to our Board of Directors regarding nominees, including stockholder nominees, for election to our Board of Directors and its committees
•
Considering and making recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees
•
Reviewing developments in corporate governance practices
•
Evaluating the adequacy of our corporate governance policies, practices and reporting
•
Developing and making recommendations to our Board of Directors regarding our corporate governance guidelines
•
Reviewing the succession planning for our Chief Executive Officer and certain other executive officers
•
Developing and overseeing the annual Board of Directors and committee evaluation process
•
Evaluating the performance of our Board of Directors and its committees
•
Reviewing and making recommendations to the Board of Directors regarding director compensation

(1) Each of these directors served on the Nominating Committee for the full year 2018, except for Ms. Dhandapani who was appointed on November 14, 2018. Effective December 31, 2018, Mr. Verni stepped down as Chair (but remained a member) and Mr. Hartwig and Mr. Henson resigned. Effective January 1, 2019, Ms. Thompson was appointed Chair.

The composition of our Nominating Committee meets the requirements for independence under current New York Stock Exchange listing standards and SEC rules and regulations. Our Nominating Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our Nominating Committee is available on the Investors section of our website at http://investors.ondeck.com/governance.

Risk Management Committee	4 meetings in 2018
2018 Members(1): Daniel Henson, Chair Noah Breslow Chandra Dhandapani Jane J. Thompson Neil E. Wolfson
Key Oversight Responsibilities:
•
Overseeing our risk governance framework and reviewing our policies and practices on risk assessment and risk management
•
Reviewing management’s implementation of risk management policies and procedures to assess their effectiveness
•
Reviewing our risk appetite and risk tolerance, methods of risk measurement, risk limits, and the guidelines for monitoring and mitigating such risks
•
Reviewing with management the categories of risk we face, including risk concentrations and risk interrelationships, likelihood of occurrence, and potential impact
•
Evaluating reports regarding our risks, our risk management function, and the results of risk management reviews and assessments
•
Reviewing and discussing with management our risks, our management function and its effectiveness, and coordinating with management subcommittees regarding oversight of certain categories of risk determined by the Risk Management Committee

(1) Each of these directors served on the Risk Management Committee during 2018. Ms. Dhandapani was appointed to the Risk Management Committee on November 14, 2018.
A copy of the charter of our Risk Management Committee is available on the Investors section of our website at http://investors.ondeck.com/governance.

Considerations in Evaluating Director Nominees

Overview. The Board of Directors adopted a Board Diversity Policy in 2018 to further advance its commitment to promoting diversity within the Company. The Board recognizes the value of diversity in achieving Company objectives and maintaining sound governance practices as it brings together individuals with different perspectives and ideas, from varying backgrounds and experiences, to create balanced and thoughtful decision-making that best serves stockholder interests.

In identifying qualified candidates for nomination to the Board, the Nominating Committee seeks to maintain a Board comprised of talented and dedicated directors with a diverse mix of experience, skills and characteristics that reflect the complex and dynamic nature of our business and meet the needs of the Company at any given time. Diversity refers to a broad array of individual characteristics that collectively enable the Board to operate effectively and fulfill its responsibilities including professional qualifications, business experience, age, gender, race and ethnicity.

Identifying Director Nominees. Our Nominating Committee uses a variety of methods for identifying and evaluating director nominees. Nominees may be identified by management, members of the Nominating Committee, our other directors or our stockholders (in accordance with our Bylaws and polices as described elsewhere in this Proxy Statement). The Nominating Committee may also engage third party search firms to identify qualified candidates. Any search firm engaged to assist the Nominating Committee in identifying qualified candidates for appointment to the Board will be directed to include diverse candidates in any slate of potential nominees per our Board Diversity Policy.

Our Nominating Committee will evaluate candidates that have been duly recommended or nominated by stockholders in accordance with our Bylaws and the Policies and Procedures for Director Candidates, each as in effect from time to time. The criteria the Nominating Committee uses for evaluating a candidate duly recommended or nominated by a stockholder are the same criteria used for evaluating candidates recommended by management or members of our Board of Directors. For more information on the procedures to be followed by stockholders who wish to recommend or nominate individuals to serve on our Board of Directors, see “General Information - Q: What is the

deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?”
Director Nominee Qualifications. In evaluating director candidates, including the members of the Board eligible for re-election, our Nominating Committee will consider the current size and composition of our Board of Directors, the needs of our Board of Directors and its respective committees, and other factors that the Nominating Committee deems appropriate and in our stockholders' best interests. The Nominating Committee requires the following minimum qualifications to be satisfied by any nominee for a position on the Board:

•	The highest personal and professional ethics and integrity;

•	Proven achievement and competence in the nominee's field and the ability to exercise sound business judgment;

•	Skills that are complementary to those of the existing Board;

•	The ability to assist and support management and make significant contributions to the Company's success; and

•	An understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.
Director candidates must have sufficient time available in the judgment of our Nominating Committee to perform all Board of Directors and applicable committee responsibilities. Members of our Board of Directors are expected to prepare for, attend, and participate in all Board of Directors and applicable committee meetings. Our Nominating Committee also considers these and other factors as it oversees the annual Board of Directors and committee evaluations. After completing its review and evaluation of director candidates, our Nominating Committee recommends to our full Board of Directors the director nominees for selection.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

We have adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates, director compensation, conflicts of interest, succession planning, committee composition, director term limits, and other important governance policies and principles. In addition, we have adopted a Code of Business Conduct and Ethics that is applicable to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. Copies of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are available on the Investors section of our website at http://investors.ondeck.com/governance.

Stock Ownership Guidelines for Directors

In 2018, to further align the interests of our directors with the Company's stockholders, the Board of Directors adopted stock ownership guidelines for our directors. The guidelines require our existing directors and newly elected directors to acquire and hold shares of the Company's common stock equal to at least five times the value of his or her annual Board retainer within five years of the date the guidelines were adopted or five years of first joining the Board, respectively. The following equity holdings qualify toward satisfaction of the guidelines:

•	Shares directly owned by the director or the director's immediate family members;

•	Shares beneficially owned by the director, but held in trust, limited partnerships, or similar entities for the sole benefit of the director or the director's immediate family members;

•	Shares held in retirement or deferred compensation accounts for the director or the director's immediate family;

•	Shares subject to other vested time-based stock awards that the director has deferred; however

•	Unexercised stock options do not count toward the stock ownership guidelines.

Until such time as the stock ownership level has been achieved, the Compensation Committee may require a director to retain all or a portion of the net shares received as a result of a stock option exercise or the vesting of time-based stock awards.

As of December 31, 2018, all directors owned shares of the Company's common stock equal to more than five times their annual Board retainer except for Ms. Dhandapani and Mr. Sánchez who joined the Board in November 2018.

Self-Evaluation Process

The Nominating Committee develops, subject to approval by the Board, a process for annual evaluation of the Board and its committees and oversees the conduct of the annual evaluation process. In 2018, the Board and each committee conducted self-evaluations by having each director complete, on an anonymous basis, detailed questionnaires designed to elicit candid feedback on a variety of Board and committee-specific topics including the effectiveness of the Board and its committees and their respective chairpersons, the effectiveness of the Board and committee meetings and their relationships with management, the appropriateness of their roles and responsibilities, and areas for possible improvement. The responses were reviewed, compiled and discussed by the directors in their committee meeting and at the board level. In addition, members of the Nominating Committee conducted one-on-one meetings with each director to elicit additional feedback, the results of which were shared with the Lead Independent Director and discussed with the full Board in executive session. The Nominating Committee is responsible for establishing the Board and committee evaluation process each year and may determine to use an independent third-party evaluation process from time to time in the future.

Board Leadership Structure

Our Board of Directors currently believes that our Company is best served by combining the roles of a Chairman of the Board and Chief Executive Officer, coupled with a Lead Independent Director. Mr. Breslow, our Chief Executive Officer, is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. In 2018, our Board of Directors reappointed James D. Robinson III to serve as our Lead Independent Director. Mr. Robinson served in this capacity through his resignation from the Board effective December 31, 2018. Due to Mr. Robinson's resignation, the Board of Directors appointed Mr. Daniel Henson to serve as Lead Independent Director effective January 1, 2019. As Lead Independent Director in 2018, Mr. Robinson was responsible for:

•	Determining the agenda and serving as chair of meetings of independent directors;

•	Serving as a liaison between the Board of Directors and our Chairman regarding feedback from executive sessions;

•	Serving as spokesperson for the Company as requested;

•
Responding directly to stockholder and other stakeholder questions and comments that are directed to the Lead Independent Director or to the independent directors as a group, with such consultation with the Chairman and other directors as the Lead Independent Director may deem appropriate; and

•	Performing such other responsibilities as may be designated by a majority of the independent directors from time to time.

Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the Company, while our Chief Executive Officer brings Company-specific experience and expertise. Our Board of Directors believes that the combined role of Chairman of the Board of Directors and Chief Executive Officer together with a Lead Independent Director is the best leadership structure for us at the current time because it promotes the efficient and effective development and execution of our strategy and facilitates information flow between management and the Board of Directors, which are essential to effective governance.

Board’s Role in Risk Oversight
The Board of Directors plays an active role in overseeing management of the Company’s risks and each of the Board committees supports the Board is fulfilling this responsibility. The Board of Directors focuses on the most significant risks facing the Company, such as credit risk, cybersecurity and technology risk, interest rate risk, liquidity risk and other market-related risk, and operational risks related to our business. The Board seeks to ensure that the risks undertaken by the Company are consistent with a level of risk that is appropriate for the Company and the achievement of its business objectives and strategies. The Board of Directors recognizes that risk management and oversight comprise a dynamic and continuous process and reviews the Company’s risk model and processes periodically, in addition to receiving reports from management and each of the committees on their risk management activities. The Board of Directors performs these tasks both in collaboration with and independently of the other Board committees.
Below are descriptions of some of risk management activities that our Board committees engage in as part of their responsibilities under their respective Charters.

AUDIT COMMITTEE
The Audit Committee reviews risks that may arise out of our internal control over financial reporting and disclosure controls and procedures. They also review the Company's processes and procedures with respect to risk assessment and risk management including the Company's enterprise risk assessment (ERA) program which identifies and categorizes the Company's risks based on certain criteria. The ERA program, and other factors, inform the the internal audit plan, which is reviewed by the Audit Committee at each meeting. In addition, the Audit Committee is responsible for reviewing certain proposed related party transactions, should they arise, with a focus on fairness to the Company.

RISK MANAGEMENT COMMITTEE
The Risk Committee oversees and evaluates the Company's risk governance framework including the ways in which risk is measured both from a quantitative and qualitative standpoint. The Risk Committee examines the categories of risk the Company faces, the likelihood of occurrence and the impact of risks as they relate to credit, interest rates, reputation, fraud, liquidity, information technology and security, litigation and regulations, and other areas. The Risk Committee reviews management's risk policies, procedures and assessments including the ERA program and actions taken to monitor and examine key risk areas.

COMPENSATION COMMITTEE
The Compensation Committee reviews the risks, if any, associated with the Company's compensation programs and practices including whether or not they encourage excessive risk taking. They also review the Company's key compensation policies, procedures and disclosures, including the executive compensation disclosure in the proxy statement to ensure it accurately represents the Committee's compensation philosophy. The Compensation Committee will also consider the results of an advisory vote on executive compensation (which will appear for the first time in our 2020 proxy statement) and the feedback of our stockholders in developing and adjusting our plans, as needed.

NOMINATING COMMITTEE
The Nominating Committee, charged with Board and management succession and overall Company governance matters, examines risks in each of these areas. They review compliance with our Corporate Governance Guidelines and the policies and procedures that support the Board's governance philosophy. Together with the Audit Committee, they are also responsible for reviewing certain proposed related party transactions, if any, with the Nominating Committee's focus being on on reputational concerns or issues that may impact director independence. They stay apprised of changes in the regulatory landscape and governance trends and their potential impact on the manner in which the Board and Company operate.

Outside Director Compensation Policy
Members of the Board of Directors who are not employees are eligible for compensation under our Outside Director Compensation Policy. The policy was adopted by the Board of Directors in October 2014 in preparation for our initial public offering with the objective of assembling a high-performing Board that could best guide the Company in achieving its strategic and operational goals, and promoting long-term stockholder value. Our policy is reviewed annually under the combined leadership of the Compensation Committee and Nominating Committee to ensure that it continues to satisfy the Board's overall compensation objectives and philosophy. Generally, our policy targets director compensation at the 50th percentile of our peer group as discussed on page 31. The Compensation Committee and Nominating Committee are aided in their review by an independent compensation consultant, Pearl Meyer, which provides compensation benchmarking and consultation services. The policy has been amended over the years to reflect, among other things, changing trends in director compensation and consideration of the results contained in peer benchmarking studies. Proposed changes to the policy are jointly recommended to the Board for its review and consideration. The policy was amended by the Board in 2019, upon the recommendation of the Compensation Committee and Nominating Committee, with changes to take effect following the 2019 Annual Meeting of Stockholders. Below is a description of compensation received by our directors under the policy in effect in 2018, or 2018 ODCP, together with a description of the changes made to the policy in 2019, or 2019 ODCP, as applicable.
Cash Compensation
Annual Retainer. Each outside director receives an annual cash retainer of $40,000 for serving on the Board of Directors. The cash retainers are paid quarterly and prorated for fractional periods. The annual cash retainer is the same for 2019 as it was for 2018. Mr. Breslow does not receive this annual retainer because he is employed by the Company and therefore is not an outside director.
Committee and Chair Retainers. The chairpersons and non-chair members of the Board’s four standing committees are entitled to the following additional cash retainers each year (paid quarterly and pro-rated for fractional periods). In 2019, the Board increased the committee chairperson and non-chair committee member retainers to better align with the 50th percentile of our peer group:

Board Committee	Chairperson Retainer ($)		Member Retainer ($)
	2018	2019	2018	2019
Audit Committee	17,000	18,750	7,500	10,000
Compensation Committee	10,000	15,000	5,000	7,500
Risk Management Committee (1)	10,000	15,000	5,000	7,500
Corporate Governance and Nominating Committee	6,000	10,000	2,500	5,000

(1)	Mr. Breslow serves as a member of our Risk Management Committee and does not receive the retainer set forth above because he is employed by the Company and therefore is not an outside director.
Lead Independent Director Retainer. In 2019, the Board of Directors adopted an annual Lead Independent Director Retainer of $15,000 in recognition of the increasing responsibilities and expectations associated with the role, and consistent with the results of our benchmarking analysis.
Equity Compensation
Equity Award Upon Appointment. Under the 2018 ODCP, upon joining the Board, each newly elected outside director received an equity award with a grant date fair value of $330,000, or the Appointment Award. The Appointment Award was comprised of 60% time-based restricted stock units, or RSUs, which will vest over a three-year period and 40% stock options which will vest over a four-year period, with vesting in each case subject to continued service through the vesting date. Under the 2019 ODCP, the Board of Directors eliminated the Appointment Award and determined to award newly elected directors a pro-rata portion of the Annual Award (as defined and discussed immediately below) based on the new director's days of service during the year in which the most recent Annual Award was granted.

Annual Equity Award. Under the 2018 ODCP, on the date of each annual meeting of our stockholders, each outside director received an equity award with a grant date fair value of $150,000, or the Annual Award. The Annual Award was comprised of 60% RSUs and 40% stock options all of which fully vest upon the earlier of the 12-month anniversary of the grant date or the next annual meeting, in each case, subject to continued service through the vesting date. Under the 2019 ODCP, the Board of Directors determined that 100% of the Annual Award would be comprised of RSUs to better align with the interests of our stockholders and our peer group.
Directors are permitted to defer settlement of their Annual Award on a tax-deferred basis pursuant to the terms of our 2014 Equity Incentive Plan. Directors who elect to defer settlement receive payment of their Annual Award in whole shares within thirty days of their “separation of service” from the Board for any reason, or upon a “change in control” as those terms are defined in the 2014 Equity Incentive Plan.

Notwithstanding the vesting schedules described above, the vesting of each equity award will accelerate in full upon a change in control and termination of directorship.

Director Compensation Table for 2018

The following table summarizes compensation paid to our non-employee directors during the year ended December 31, 2018. Directors who are also our employees receive no additional compensation for their service as a director. During the year ended December 31, 2018, Mr. Breslow, our Chief Executive Officer and Chairman of the Board, was an employee. Mr. Breslow’s compensation is discussed in the “Executive Compensation” section beginning on page 26.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
James D. Robinson III(3)	50,000	90,000	60,000	200,000
Chandra Dhandapani(2)(4)	6,195	198,000	132,000	336,195
David Hartwig(3)	50,000	90,000	60,000	200,000
Daniel Henson	52,500	90,000	60,000	202,500
Bruce P. Nolop	52,500	90,000	60,000	202,500
Manolo Sánchez(2)(4)	6,847	198,000	132,000	336,847
Jane J. Thompson	52,500	90,000	60,000	202,500
Ronald F. Verni	51,000	90,000	60,000	201,000
Neil E. Wolfson	62,000	90,000	60,000	212,000

(1)
The amounts reported represent the aggregate grant date fair value of RSUs and stock options awarded to the director, calculated in accordance with FASB ASC Topic 718. The methods and assumptions used in calculating the grant date fair value of RSUs and stock options reported in this column are set forth in Notes 2 and 11 to our audited consolidated financial statements included in our Annual Report, as filed with the SEC on March 1, 2019. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	For Ms. Dhandapani and Mr. Sánchez, the amounts shown in the Stock Award and Option Award columns reflect the grant date fair value of their Appointment Awards as discussed beginning on page 22.

(3)
Mr. Robinson and Mr. Hartwig resigned from the Board of Directors effective December 31, 2018. The amounts shown reflect the fair value of their 2018 Annual Award upon grant. In recognition of their exemplary service, the Board of Directors approved accelerated vesting of a pro-rata portion of their 2018 Annual Award based on their days of service as a director in 2018.

(4)	Ms. Dhandapani and Mr. Sánchez were appointed to the Board of Directors on November 14, 2018. Their cash compensation reflects amounts paid to them for their days of service as directors in 2018.

The following table lists all outstanding RSUs (including RSUs for which the payout of shares has been deferred by such director) and stock options held by our non-employee directors as of December 31, 2018.

Name	Aggregate Number of Stock Awards Outstanding as of 12/31/18	Aggregate Number of Stock Options Outstanding as of 12/31/18
James D. Robinson III(1)	—	92,483
Chandra Dhandapani	25,782	44,898
David Hartwig(1)	—	92,483
Daniel Henson	21,514	113,843
Bruce P. Nolop	17,416	134,823
Manolo Sánchez	25,782	44,898
Jane J. Thompson	15,229	162,621
Ronald F. Verni	15,229	252,621
Neil E. Wolfson	15,229	102,621

(1)
As noted above, Mr. Robinson and Mr. Hartwig resigned from the Board of Directors effective December 31, 2018. In recognition of their exemplary service, the Board of Directors approved accelerated vesting of a pro-rata portion of their 2018 Annual Award based on their days of service as a director in 2018. As a result of the accelerated vesting of a portion of their 2018 Annual Award, each of them received (a) 9,594 shares of common stock related to the vesting of their RSUs, and (b) 17,260 stock options. The balance of their unvested RSUs and stock options were forfeited effective December 31, 2018.

EXECUTIVE OFFICERS
The table below sets forth the executive officers of the Company as of December 31, 2018 followed by each of their biographies. For purposes of our executive compensation discussion that begins on page 26, our named executive officers, or NEOs, consist of our principal executive officer (Mr. Breslow) and the next two most highly compensated executive officers (Mr. Brause and Mr. Brown) who were serving as executive officers at December 31, 2018:

Name	Age	Position
Noah Breslow	43	Chief Executive Officer and Chairman
Ken Brause(1)	54	Chief Financial Officer
Nick Brown	47	Chief Risk Officer
Andrea Gellert	50	Chief Revenue Officer
Cory Kampfer	41	Chief Legal Officer

(1)	Ken Brause was appointed Chief Financial Officer of the Company effective March 26, 2018.
Noah Breslow has served as our Chief Executive Officer and Chairman of the Board of Directors since June 2012 and as our Chief Operating Officer from October 2011 to June 2012, our Chief Product Officer from October 2009 to September 2011, our Senior Vice President, Products and Technology from March 2008 to September 2009, and our Vice President, Products and Technology from June 2007 to February 2008. Prior to joining us, Mr. Breslow was Vice President of Marketing and Product Management for Tacit Networks, Inc., a provider of wide area network optimization solutions, from December 2003 through January 2007. Mr. Breslow holds an S.B. in Computer Science and Engineering from the Massachusetts Institute of Technology and an M.B.A. with distinction from Harvard Business School.
Ken Brause has served as our Chief Financial Officer since March 26, 2018. Previously, he served as Executive Vice President and Treasurer of CIT Group and CIT Bank, Inc. from January 2016 to March 2018. He also served as Chief Financial Officer for CIT's North America Banking Group from January 2014 to December 2015, President of CIT Group's Small Business Lending Group from December 2012 to July 2014, and Executive Vice President, Investor Relations from August 2007 to December 2013. Prior to CIT, Mr. Brause held positions of increasing responsibility at The Bank of New York, Horizon Blue Cross Blue Shield of New Jersey, American General, Bankers Trust and Booz, Allen & Hamilton. Mr. Brause received his M.B.A. in Finance and Accounting from The University of Chicago Graduate School of Business (now known as the Booth School of Business) and his B.S. Economics in Finance and Management from The Wharton School of the University of Pennsylvania.
Nick Brown has served as our Chief Risk Officer since November 2016. He previously served as General Manager, Risk Management at Commonwealth Bank of Australia from April 2012 to October 2017. Prior to joining Commonwealth Bank, Mr. Brown served in various senior management positions at Discover Financial Services from October 2005 to April 2012, including most recently as Vice President and General Manager, Consumer Lending from March 2010 to April 2012. Before Discover, Mr. Brown served in a variety of leadership roles at Capital One from 1998 to 2002, as a consultant from 2002 to 2003, and in corporate strategy at MBNA from 2003 to 2005. Mr. Brown holds a BSILR, MSILR and Ph.D. in Organizational Behavior and Statistics from Cornell University.
Andrea Gellert has served as our Chief Revenue Officer since May 2017. Previously, she served as Chief Marketing Officer and Head of Business Partnerships from March 2017 through May 2017. Prior to that she served as our Chief Marketing Officer from March 2015 to February 2017 and as our Senior Vice President of Marketing from November 2012 to February 2015. Ms. Gellert also held the position of Vice President of Client Services and Operations at Group Commerce, and Vice President of Marketing for the OPEN small business division of American Express. Ms. Gellert holds an A.B. in History and Literature from Harvard College and an M.B.A. from the Kellogg School of Management at Northwestern University.
Cory Kampfer was appointed Chief Operations Officer and General Counsel in February 2019. Previously, he served as Head of Operations since February 2018 in addition to his role as our Chief Legal Officer since March 2015. Prior to that, he served as our General Counsel since November 2011. Prior to joining us, Mr. Kampfer was an associate at Paul, Weiss, Rifkind, Wharton & Garrison LLP from February 2007 to November 2011. Mr. Kampfer holds a B.B.A. in International Business from the University of Georgia, where he graduated First in Class, an M.B.A. from Duke’s Fuqua School of Business and a J.D. from the Duke University School of Law.

EXECUTIVE COMPENSATION
Executive Summary
Our executive compensation program is designed to attract, motivate and retain the key executives who drive our success. Pay that reflects performance and aligns with the long-term interests of stockholders is key to our compensation program design and decisions. Our goal is to align our executive pay with the success of our business. We do this by providing short-term cash incentive compensation opportunities tied to successful achievement of our annual operating goals and by granting long-term equity awards and performance units settled in cash that are intended to deliver increasing value as our stock price and/or profitability increases.
2018 Business Highlights
We are a proven leader in transparent and responsible online lending to small businesses. Since 2006, we have provided over $10 billion in loans to customers in 700 different industries across the United States, Canada and Australia and have continued to transform small business lending by making it efficient and convenient for small businesses to access capital through innovative lending experiences and financial products. Enabled by our proprietary technology and analytics, we collect and analyze thousands of data points from different data sources to assess the creditworthiness of small businesses rapidly and accurately. Our lending platform touches every aspect of the customer life cycle from customer acquisition and underwriting to funding, servicing and collections. Small businesses can apply for a term loan or line of credit, 24 hours a day, 7 days a week on our website and we can make a funding decision immediately and transfer funds as fast as 24 hours. Today, we offer a wide range of term loans and lines of credit customized for the needs of small business owners.
In 2018 we achieved significant progress highlighted by record growth and improved profitability. We delivered this performance while advancing on our strategic initiatives by launching ODX, our platform-as-a-service business enabling bank clients to digitize their small business lending process, and announcing plans to scale our international operations and to enter the equipment finance market. Below are selected highlights of our financial performance over the past three years:

(1)
Non-GAAP measure. See Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations -Non-GAAP Financial Measures in the Company's Form 10-K filed with the SEC on March 1, 2019 for a discussion and reconciliation of Adjusted Net Income to net income (loss).

Net Income (loss) attributable to OnDeck. In 2018, Net Income for the full year increased by approximately $40 million primarily because we grew our core lending business, strengthened risk management, lowered our funding and credit cost rates and improved efficiency. At the same time, we continued to position ourselves for future success by investing in our strategic growth initiatives. 2017 was a transformative year for OnDeck. We announced our strategic decision to accelerate our transition to profitability by taking actions to strengthen our financial profile. We executed against this objective, and achieved $5 million of Net Income for the fourth quarter of 2017.

Adjusted Net Income (loss). Adjusted Net Income increased for the same reasons that Net Income increased.  Adjusted Net Income (loss) excludes the impact of stock-based compensation expense and items the Company does not believe reflect the operating results for the period and included real estate disposition charges, severance and executive transition expense, debt extinguishment costs and a sales tax refund in 2018.

Gross Revenue and Operating Expense as a Percent of Gross Revenue. In 2018, Gross Revenue increased by 14% driven by higher interest income reflecting loan growth and higher yields. Operating Expense as a Percent of Gross Revenue also improved year over year as we continued to drive operating efficiency by reducing our real estate footprint and consolidating our loan operations to our Denver office. In 2017, the increase in Gross Revenue was driven by a higher interest income reflecting an increase in average loans. Another strategic priority for us in 2017 was realigning our cost structure. During 2017, we removed over $45 million of annual run rate expenses relative to the fourth quarter of 2016.
Provision Rate. Provision rate is the provision for loan losses divided by the new originations of loans held for investment. In 2018, our full year provision rate decreased to 6.0% as a result of our improved credit policies, collection processes and fraud detection procedures as well as a strong macro environment. In 2017, we took corrective actions to tighten our credit policies used to determine eligibility, pricing and loan size for certain customers.
Reserve Ratio. The Reserve Ratio, which is the allowance for loan losses divided by the Unpaid Principal Balance (defined immediately below) as of a specific date, is a comprehensive measurement of our allowance for loan losses because it presents, as a percentage, the portion of the total Unpaid Principal Balance for which an allowance has been recorded. Our Reserve Ratio increased from 11.6% at December 31, 2017, to 12.2% at December 31, 2018. The increase in the Reserve Ratio largely reflects our decision to hold certain delinquent loans for a longer period and more actively pursue collections as opposed to selling these loans earlier in our collection cycle, and portfolio mix shifts. Unpaid Principal Balance represents the total amount of principal outstanding of term loans held for investment, amounts outstanding under lines of credit and the amortized cost of loans purchased from other than issuing bank partners at the end of the period. It excludes net deferred origination costs, allowance for loan losses and any loans sold or held for sale at the end of the period.

Executive Compensation Practices

Our executive compensation program is designed to be heavily weighted towards compensating our executive officers based on our financial and operational performance. To that end, we have implemented executive compensation policies and practices that reinforce our pay for performance philosophy and align with sound governance principles. Currently, the following compensation policies and practices are in place:

What we do		What we do not do
✓	Performance-based short-term cash incentive compensation that is entirely at-risk	✗	No “single-trigger” change in control payments or benefits
✓	100% independent directors on our Compensation Committee	✗	No tax gross-ups for change in control payments or benefits
✓	Independent compensation consultant directly engaged by and reporting to our Compensation Committee	✗	No post-employment retirement or pension type benefits for our executive officers that are not available to our employees generally
✓	Cap our annual incentive and long-term incentive award payouts at 160% and 150%, respectively, of target and eliminate payouts entirely for performance below a minimum threshold	✗	No executives, including our named executive officers, are permitted to engage in hedging or derivatives trading with respect to Company stock per our Insider Trading Policy
✓	Seek recovery of performance-based incentive compensation pursuant to our clawback policy	✗	No perquisites are offered to our named executive officers
✓	Robust stock ownership guidelines for our CEO ensures alignment with our stockholders' interests	✗	No employment agreements between the Company and our named executive officers

Discussion of Our 2018 Executive Compensation Program

Our executive compensation program is designed to attract, motivate and retain the key executives who drive our success. This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of our executive compensation program.

Philosophy and Objectives

Overview. We operate in the rapidly evolving online small business lending industry. To succeed in this environment, we must attract and retain a highly talented executive team, including executive officers with strong leadership skills who can run our business functions and achieve results that meet our customers’ needs. We compete with other companies in our industry and other finance and technology companies to attract and retain a skilled management team. We have designed our executive compensation program to accomplish our goals in this highly competitive area for top talent, while at the same time fostering a “pay for performance” environment that aligns the long-term interests of our executive officers with the interests of our stockholders.

Our Compensation Program, Like Our Business, Is Dynamic. Since our initial public offering in 2014, our business has faced both rapid growth and operational challenges, requiring intense focus and dedication from our executives and other employees. We have regularly adjusted our executive compensation program to match the maturity, size, scale and growth of our business. We operate in an industry that is highly competitive and rapidly evolving, and in which the market for skilled and highly motivated executive management and personnel is fiercely competitive. Because our ability to compete and succeed in this dynamic environment is directly correlated to our ability to recruit, incentivize and retain talented and seasoned leaders, we expect to continue to adjust our approach to executive compensation to respond to our needs and market conditions.

Our Objectives. The current objectives of our executive compensation program are to:

•	Recruit, incentivize and retain highly qualified executive officers who possess the skills and leadership necessary to grow our business;

•	Reward our executive officers for achieving or exceeding our financial, strategic and operational goals;

•	Align the long-term interests of our executive officers with those of our stockholders;

•	Reflect our long-term strategy, which includes achieving and maintaining profitability and a financial strategy of disciplined investing for our future growth;

•	Promote a healthy approach to risk and be sensitive to underperformance as well as outperformance; and

•	Provide compensation packages that are competitive, reasonable and fair relative to peers and the overall market.

Our Compensation Committee regularly evaluates our compensation philosophy and the components of our compensation program to ensure that they are effectively driving the Company's strategic objectives and promoting strong performance while remaining market competitive. The table below summarizes the components our executive compensation program.

2018 Executive Compensation Program Snapshot
Component	Type	Terms
Salary	Cash	Fixed amount of compensation for performing day-to-day job responsibilities. Reviewed annually for potential adjustment based on market competitiveness, change in responsibilities and other factors.
Short-Term Incentive	Cash	Semi-annual performance-based award opportunity based on achievements with respect to the Company’s gross revenue, adjusted net income and provision rate goals.
Long-Term Incentives	Time-based Restricted Stock Units (RSUs)
Time-based RSUs vest in four equal installments over four years subject to the grantee continuing to be employed by the Company through each vesting date. Once vested, RSUs are payable in shares of Company stock. Unvested RSUs are forfeited upon termination from the Company.

Performance-based RSUs (PBRS) and Performance Units (PUAs)
Eligible for vesting based on the Company's achievements with respect to certain metrics pre-established by the Compensation Committee for the applicable performance period. PBRS awards have three 12-month performance periods and the Compensation Committee sets the metrics and targets for each performance period. The metrics and targets may differ for each 12-month performance period as determined by the Committee. For the performance period January 1, 2018 to December 31, 2018, the Compensation Committee selected gross revenue, adjusted net income and provision rate as performance metrics. Once earned, PBRS is payable in Company stock, and PUAs are payable in cash.

Stock Options
One-fourth vest on the one year anniversary of the grant date, and the balance vest in equal installments over a period of 36 months, subject to continued service with the Company. Provides the opportunity to receive any appreciation in value between the stock price on the date of grant and the date the shares are issued upon exercise of the option are sold.

Retirement	401(k)
A qualified 401(k) plan that provides participants with the opportunity to defer a portion of their compensation and receive a Company matching contribution equal to 50% of deferrals up to 4% of compensation contributed each payroll period.

Other Benefits	Employee Stock Purchase Plan (ESPP)
Allows participants to contribute up to 15% of their base salary and commissions through post-tax deductions into the ESPP over a 6-month period up to $25,000. At the end of the 6-month period, accumulated deductions are used to purchase shares of Company stock at a 15% discount to the stock price at the beginning of the 6-month period or the end of the period, whichever is lower.

2018 Compensation Elements

Consistent with our pay for performance philosophy, 71% of the target direct compensation payable to our Chief Executive Officer, and 51% of the target direct compensation payable to our other named executive officers is performance-based. For purposes of the chart below, our performance-based compensation elements consist of our annual incentive award, performance-based restricted stock (PBRS) awards and performance units payable in cash (PUAs).

CEO Compensation Elements
Annual
Incentive
35%
LTI
48%
Salary ($)
17%
Options
12%
PBRS
24%
PUA
12%

Other NEO Compensation Elements
Annual Incentive 30%
Salary ($) 15%
LTI 55%
Options 17%
PUA 21%
RSU 17%

Our Compensation Decision-Making Process

Role of the Compensation Committee

The Compensation Committee is primarily responsible for establishing, approving and adjusting compensation arrangements for our senior executives, including the Chief Executive Officer and our other named executive officers, and for reviewing and approving corporate goals and objectives relevant to these compensation arrangements, evaluating executive performance and considering factors related to the performance of the Company, including accomplishment of the Company’s long-term business and financial goals.

Compensation decisions for our named executive officers are made by the Compensation Committee, with input from its independent compensation consultant, Pearl Meyer, as well as from our Chief Executive Officer (except with respect to his own compensation) and our People Operations' leadership, with respect to 2018 compensation. The Compensation Committee reviews the cash and equity compensation of our named executive officers with the goal of ensuring that our executive officers are properly incentivized and makes adjustments as necessary.

The Compensation Committee considers compensation data from our peer group as one of several factors that inform its judgment of appropriate parameters for target compensation levels. The Compensation Committee will also consider other factors in determining compensation including those set forth below, and may pay above, at, or below median.

•	The performance and experience of each executive officer;

•	The scope and strategic impact of the executive officer’s responsibilities;

•	Our past business performance and future expectations;

•	Our long-term goals and strategies;

•	The performance of our executive team as a whole;

•	For each executive officer, other than our Chief Executive Officer, the evaluation and recommendation of our Chief Executive Officer;

•	The difficulty and cost of replacing high-performing leaders with in-demand skills; and

•	The relative compensation among our executive officers.

Role of Management
The Compensation Committee works with members of our management team, including our Chief Executive Officer (except with respect to his own compensation) and our People Operations' leadership in reviewing executive compensation. Typically, our Chief Executive Officer and management team assist the Compensation Committee by providing information on corporate and individual performance and its perspectives and recommendations on compensation matters. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation matters, including the compensation of our other named executive officers. While the Compensation Committee solicits and reviews our Chief Executive Officer’s recommendations and proposals with respect to compensation-related matters, it uses these recommendations and proposals as one of many factors in making compensation decisions, and those decisions do not necessarily follow the Chief Executive Officer’s recommendations.
Peer Group Considerations
The Compensation Committee reviews market data of companies that we believe are comparable to us. With Pearl Meyer's assistance, the Compensation Committee determined our peer group for 2018 compensation decisions based on several factors, including industry classification, company size based on revenue and market capitalization, and other qualitative factors. The peer group consists of 20 companies of which the majority are financial services companies and the balance are technology companies. The Compensation Committee believes this mix of companies best reflects the combined nature of our business. In 2018, the Compensation Committee added seven companies to the peer group (highlighted below) and removed eight companies from the peer group in order to adjust the weighting of peer companies toward those in financial services and replace others which, though acquisition or otherwise, were no longer public(1). The Compensation Committee referred to compensation data from this peer group when making 2018 base salary, short-term incentive award and equity award decisions for our named executive officers. The following is a list of the public companies that comprised our 2018 peer group:

2018 Compensation Peer Group
w w w w w	B. Riley Financial, Inc. Blucora, Inc. Axos Financial, Inc. Bottomline Technologies (de), Inc. Consumer Portfolio Services, Inc.	w w w w w	Elevate Credit, Inc. Enova International, Inc. Envestnet, Inc. GAIN Capital Holdings, Inc. Green Dot Corporation	w w w w w	GreenSky, Inc. HFF, Inc. Investment Technology Group, Inc. JMP Group, LLC Ladder Capital Corp.	w w w w w	Lending Tree, Inc. LendingClub Corporation Marlin Business Services, Corp. Meta Financial Group, Inc. Regional Management Corp.

(1)
The following companies were removed from the 2018 compensation peer group: Bankrate, LLC, Benefitfocus, Inc., HomeStreet, Inc., Liquidity Services, Inc., NewStar Financial, Inc., RetailMeNot, Inc., Shutterstock, Inc. and Varonis Systems, Inc.

Components of Compensation Program and 2018 Compensation

Our executive compensation program consists of the following primary components:

•	Base salary;

•	Annual short-term incentive compensation; and

•	Long-term incentive compensation.

We believe these elements provide a compensation package that helps attract and retain qualified individuals, links individual performance to Company performance, focuses the efforts of our named executive officers and other executive officers on the achievement of both our short-term and long-term objectives and aligns the interests of our executive officers with those of our stockholders.

We also provide our employees, including our named executive officers and other executive officers, with comprehensive employee benefit programs such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan program, or ESPP, and other plans and programs made available to eligible employees. We do not offer perquisites to our named executive officers.

Base Salaries
We pay base salaries to our named executive officers to compensate them for their services and provide regular income. The salaries typically reflect each named executive officer’s experience, leadership skills and scope of responsibilities, although competitive market conditions also play a role in setting salary levels. The salaries of our named executive officers are reviewed on an annual basis by our Compensation Committee with input from our Chief Executive Officer (other than with respect to his own salary, which is reviewed and determined by the Compensation Committee) and consultation with Pearl Meyer. Base salaries are adjusted, as necessary, to maintain competitive pay positioning, reflect changes in responsibilities and other factors. The table below shows the 2018 and 2019 annual base salaries of our named executive officers set by the Compensation Committee effective March 1, 2018 and March 1, 2019, respectively.

Name	2018 Base Salary ($)	2019 Base Salary ($)
Noah Breslow	500,000	580,000
Ken Brause	375,000	400,000
Nick Brown	325,000	350,000
    Annual Short-Term Incentive (STI) Compensation
A key compensation objective is to have a significant portion of each named executive officer’s compensation tied to Company performance. To help accomplish this objective, we provide for annual performance-based cash incentive opportunities for our named executive officers payable under our Annual Incentive Plan, or AIP, based on achievement against both Company and individual objectives. STI target award levels are based on a percentage of our named executive officers' base salaries paid during the applicable performance year and informed by market data provided by Pearl Meyer and Compensation Committee judgment. Actual awards are based on the Company's performance relative to financial goals established by the Compensation Committee and individual performance, and multiplied by the STI target award, as illustrated below.

Name	2018 Base Salary Paid ($)	X	STI Target Percentage	=	STI Target Award ($)	X	Company and Individual Performance (%)	=	STI Award Payout
Noah Breslow	483,333		100%		483,333
Ken Brause(1)	375,000		80%		300,000
Nick Brown	320,833		50%		160,416
(1) Per his Offer Letter, Mr. Brause's STI target award for 2018 was based on his 2018 annual base salary and not his 2018 salary paid.
For 2018, our named executive officers were eligible for short-term incentive compensation under our AIP. In selecting the short-term performance metrics for 2018, the Compensation Committee targets a balance among metrics related to profit (adjusted net income), growth (gross revenue), and credit (provision rate). STI award payouts were made in September 2018 (for performance during the first half of 2018), and March 2019 (for performance during the second half of 2018) based on Company performance for the two semi-annual periods. For 2018, the actual short-term incentive awards earned by the named executive officers for the first and second half of 2018 are shown in the table below. These amounts are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 38.

2018 Annual Short-Term Incentive Award Payout
Name	1H 2018 ($)	2H 2018 ($)	Total 2018 Payout ($)
Noah Breslow	291,666	312,500	604,166
Ken Brause(1)	-	187,500	187,500
Nick Brown	110,833	113,750	224,583
(1) Mr. Brause joined the Company in March 2018. His 2018 short-term incentive award reflects performance achievements for the second half of 2018.

Long-Term Incentive Compensation

Our corporate culture encourages a long-term focus by our executive officers, including our named executive officers, as well as all our other employees. In keeping with this culture, our executive compensation program includes stock-based awards, the value of which depends on our stock performance and other performance measures, to incentivize strong long-term performance. The Compensation Committee awards equity in the form of performance unit awards payable in cash (PUAs), performance-based restricted stock payable in stock (PBRS), time-based restricted stock (RSUs) and stock options.

Performance Unit Awards (PUAs) and Performance-Based Restricted Stock (PBRS). The Company began granting performance awards in 2016 in order to better to align executive compensation with stockholder interests. PUAs and PBRS awards are contingent upon the achievement of predefined Company performance objectives established by the Compensation Committee over three 12-month performance periods. The Compensation Committee selects the performance metrics and targets for each 12-month performance period, and certifies achievement and payout of the PUAs and PBRS awards following the end of each performance period, as applicable. The performance metrics and targets for each 12-month period may vary depending on the financial, strategic or other goals of the Company at the beginning of the performance period. If Company performance falls below threshold levels during the performance period, no PUAs or PBRS are paid out to executives for such period. PUAs and PBRS awards are also subject to a retention mechanism such that once they are earned for any given performance period, they are paid out on the next succeeding of four quarterly Company vesting dates (February, May, August and November) subject to the executive being employed by the Company on such date. If the executive is not employed on the Company vesting date, earned but unvested PUAs and PBRS awards are forfeited.

    Time-Based Restricted Stock Units (RSUs). RSUs provide incentives for executives to remain employed by the Company to execute on the Company's long-term strategic goals. The Compensation Committee believes that RSUs (and stock options, which are discussed below) tie compensation to Company performance, given that the value of an RSU can increase or decrease with our stock price, and stock options only have value if the Company’s stock price increases after the date of grant. RSUs are granted in shares of the Company’s common stock and vest in four equal installments on the anniversary of one of four quarterly Company vesting dates. Unvested RSUs are forfeited upon termination of employment.

Stock Options. Stock options provide the opportunity for the optionee to receive any appreciation in value between the stock price on the date of grant and the stock price on the date the shares issued upon exercise of the option are sold, multiplied by the number of stock options exercised. Twenty-five percent of stock options vest on the first anniversary of the grant date, and the balance vest in 36 equal monthly installments thereafter. Unvested stock options are forfeited upon termination of employment. The price of stock options granted in 2018 was calculated using the average of the closing trading prices of a share of the Company's common stock for the 30-day trading period ending on the date preceding the date of grant (i.e. $5.19 per share for the March 18, 2018 grant to Messrs. Breslow and Brown, and $5.54 for the April 16, 2018 grant to Mr. Brause). For purposes of determining individual award levels, the number of shares subject to each option is formulated using a modified Black-Scholes calculation.

Long-Term Incentive Award Grants

2016 Awards

For 2016, our named executive officers received 50% of their long-term incentives through performance-based awards and 50% in the form of stock options and/or RSUs. The 2016 performance-based awards included both PUAs and PBRS awards. A target number of PUAs and PBRS awards were granted to Mr. Breslow in 2016 and eligible to vest at the end of the 12-month periods ending June 30, 2017, June 30, 2018 and June 30, 2019. For the period ending June 30, 2017, no PUAs or PBRS were earned as Company performance for the period was below threshold levels. For the period ending June 30, 2018, the Company's gross revenue, net income and provision rate performance resulted in a payout of 136.2% of target earning Mr. Breslow 37,143 shares of Company common stock and a cash payment of $224,730 pursuant to his 2016 PUAs and PBRS awards.

2017 Awards

In the third quarter of 2016, the Compensation Committee changed the timing of its equity grant practices to consider grants following the conclusion of our December 31 fiscal year end, so that any proposed grants would be informed by the full prior year performance and aligned with our calendar-based fiscal year. In addition, the Committee decided to align the performance periods for performance-based awards with the key metrics established for the December 31 fiscal year, instead of the prior practice of a July 1 to June 30 performance period. Previously, the Committee had typically granted equity awards in the third quarter of the year. In order to transition the timing of equity grants from the third quarter to after the conclusion of the fiscal year, in the third quarter of 2017 the Compensation Committee granted awards that were generally 50% of the value of a typical award and granted those awards solely in the form of RSUs. With respect to sizing the third quarter 2017 equity award grant, the Compensation Committee considered market data from the compensation peer group, but also determined grant sizing on an individual-by-individual basis.

2018 Awards

In 2018, the Compensation Committee increased the percentage of performance-based compensation for the CEO to 75% to further align the interests of our CEO with stockholder interests and returns, and reward successful long-term Company performance. The award mix for the other NEOs consisted of 50% performance-based units payable in cash, or PUAs, and the balance comprised equally of stock options and RSUs. The following charts show the long-term incentive award mix granted to our CEO and NEOs in 2018 and the allocation among PUAs, PBRS, stock options and time-based RSUs:
A target number PUAs were granted to all named executive officers, and a target number of PBRS were granted to Mr. Breslow in 2018. All of these grants are eligible to vest at the end of three 12-month performance periods ending December 31, 2018, December 31, 2019 and December 31, 2020 subject to Company performance on certain financial metrics designed for each performance period and continued employment. For the performance period January 1, 2018 to December 31, 2018, the Company's gross revenue, adjusted net income and provision rate performance resulted in a payout of 145.88% of target. As a result, Mr. Breslow earned 66,893 shares of Company common stock and a cash payment of $168,491 pursuant to his 2018 PBRS and PUA awards, respectively. Mr. Brause and Mr. Brown earned a cash payment of $240,702 and $180,526, respectively, pursuant to their 2018 PUA award.

Other Compensation Policies and Information

Stock Ownership Guidelines

In 2018, the Board of Directors adopted stock ownership guidelines for our CEO. The guidelines require the CEO to accumulate and hold shares of the Company's common stock valued at at least five times his or her annual base salary within five years of the effective date of the guidelines, or in the case of a successor CEO, on the fifth anniversary of becoming CEO. The following equity holdings qualify toward satisfaction of the guidelines:

•	Shares directly owned by the CEO or the CEO's immediate family members;

•	Shares beneficially owned by the CEO, but held in trust, limited partnerships, or similar entities for the sole benefit of the CEO or the CEO's immediate family members;

•	Shares held in retirement or deferred compensation accounts for the CEO or the CEO's immediate family;

•	Shares issuable in connection with RSUs or PBRS that have not vested;

•	Shares subject to other vested RSUs or PBRS that the CEO has deferred; however

•	Unexercised stock options do not count toward the stock ownership guidelines.

Until such time as the stock ownership level has been achieved, the Compensation Committee may require the CEO to retain all or a portion of the net shares received as a result of a stock option exercise or the vesting of RSUs or PBRS.     As of December 31, 2018, Mr. Breslow met his ownership guidelines because he owned approximately ten times his annual base salary in stock.

Employee Benefits

We provide employee benefits to all eligible employees in the United States, including our named executive officers, which the Compensation Committee believes are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan and other plans and programs. There are no perquisites offered to our named executive officers.

Clawback Policy

We have a Clawback Policy pursuant to which we may seek the recovery of performance-based incentive compensation paid by the Company, including PUAs and PBRS awards. The Clawback Policy applies to our executive officers, including our named executive officers. The Clawback Policy provides that the Compensation Committee may, in its sole discretion, seek repayment of such incentive compensation if:

•	The Company restates its financial statements as a result of a material error;

•
The amount of cash incentive compensation or performance-based equity compensation paid or payable based on achievement of specific financial results paid to a participant would have been less if the financial statements had been correct;

•	No more than three years have elapsed since the original filing date of the financial statements upon which the incentive compensation was determined; and

•
The Compensation Committee unanimously concludes that gross negligence, fraud or intentional misconduct by such executive caused the material error and it would be in the best interests of the Company to seek recovery of the excess compensation from the executive.

Insider Trading, Anti-Hedging and Pledging Policies
We have an Insider Trading Policy that requires our senior executive officers, including our named executive officers, to pre-clear transactions in our common stock with the Company’s legal department. Trading is permitted only during specified quarterly Company open trading periods. Our named executive officers may enter into a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934. These trading plans may be entered into only during an open trading period, must be approved by the Compensation Committee of the Board of Directors and the Company’s legal department, and must include a waiting period prior to commencement of trading under the plan. An executive officer bears the full responsibility if he or she violates the Company policy by permitting shares to be bought or sold without pre-clearance or when trading is restricted.
In addition, our policy prohibits our directors, officers, employees and certain other persons from (i) purchasing financial instruments that are designed to hedge or offset any decrease in the market value of our common stock, or (ii) engaging in hedging transactions to offset any decrease in the market value of our common stock. Our policy also prohibits our directors, officers and employees from pledging shares of our common stock as collateral for margin loans.
CEO Succession Planning

Our Nominating Committee is delegated with the responsibility for CEO succession planning.  As part of its responsibility, the Nominating Committee ensures that succession planning is an ongoing discussion recognizing that leadership development and assessment are critical to our continued success.  As part of that discussion, the Nominating Committee reviews the key attributes that a CEO of the Company would need to possess in order to maximize his or her success.  The Nominating Committee reviews and discusses its succession planning activities and related considerations with the full Board of Directors which then provides valuable input on important succession-related actions and decisions making the process iterative between the Board of Directors and the Nominating Committee and therefore responsive to the Company’s needs.

Executive Employment Arrangements

The Company entered into confirmatory employment offer letters with our named executive officers which have no specific term and provide that each of our named executive officers is an at-will employee. As of December 31, 2018, their employment terms included: (i) base salary of $500,000 for Mr. Breslow, $375,000 for Mr. Brause, and $325,000 for Mr. Brown; and (i) annual incentive target levels of $500,000 for Mr. Breslow, $300,000 for Mr. Brause, and $162,500 for Mr. Brown.

Pursuant to the terms of his offer letter with the Company dated March 2, 2018, or Offer Letter, which was included as Exhibit 10.24 to our Form 10-K filed with the SEC on March 1, 2019, Mr. Brause is entitled to the following additional compensation in connection with his offer of employment:

•	A one-time signing bonus of $150,000 payable in two equal installments in June 2018 and February 2019;

•	A cash payment equal to his annual short-term incentive award target of $300,000, calculated as 80% of his base salary, payable in two installments in March 2018 and September 2018; and

•
Equity compensation in the amount of $1,000,000 of which 50% would be in the form of RSUs and 50% in the form of stock options, and PUAs valued at $500,000 eligible to vest over a three-year period subject to pre-defined performance goals established by the Compensation Committee.

Potential Payments upon Termination or Change in Control

Change in Control and Severance Agreements

In July 2017, our Compensation Committee approved change in control and severance agreements, or CIC Agreements, for our named executive officers, which require us to provide specific payments and benefits in connection with the termination of their employment under certain circumstances. These CIC Agreements supersede any other agreement or arrangement relating to severance benefits with these named executive officers or any terms of their option agreements related to vesting acceleration or other similar severance-related terms. The descriptions that follow describe such payments and benefits that may be owed by us to each of our named executive officers upon the named executive officer’s termination under certain circumstances.

The CIC Agreements remain in effect for an initial term of three years. At the end of the initial term, each agreement will automatically renew for an additional one-year period unless either party provides notice of nonrenewal within 90 days prior to the date of automatic renewal. The CIC Agreements also acknowledge that each executive officer is an at-will employee, whose employment can be terminated at any time.

In order to receive the severance benefits described below, each named executive officer is obligated to execute a release of claims against us, provided such release of claims becomes effective and irrevocable no later than 60 days following such named executive officer’s termination date, and to continue to comply with the terms of applicable proprietary agreements and other post-employment restrictive covenants. For the purpose of the change in control agreements, “change in control period” means generally the period beginning three months prior to, and ending 12 months following, a change in control.

In the event of a termination of employment without “cause” (as defined in the CIC Agreements) outside of the change in control period, a named executive officer will receive the following:

•	Continued payments of base salary for nine months (or 12 months for our CEO);

•	Payment of the target short-term incentive award for the year of termination, pro-rated based on time served;

•	Paid COBRA benefits for nine months (or 12 months for our CEO); and

•	For our CEO only, accelerated vesting of 50% of our CEO’s then-unvested time-based RSUs.

In the event of a termination of employment without cause or a resignation for “good reason” during the “change in control period,” (as defined in the CIC Agreements”) a named executive officer will receive the following:

•	A lump-sum payment of 12 months of base salary;

•	A lump-sum payment equal to 100% of the target short-term incentive award;

•	A lump-sum payment equal to the target short-term incentive award for the year terminated (pro-rated based on time served);

•	Paid COBRA benefits for 12 months; and

•	100% acceleration of unvested equity awards.

For Mr. Brause, under his Offer Letter, in the event of termination of employment without "cause" within twelve months of his March 26, 2018 hire date, 25% of his stock options and RSUs will vest, and 33% of his PUAs will vest at target. These terms expire on the twelve-month anniversary of Mr. Brause's hire date, or March 26, 2019.

In the event any payment to one of our named executive officers is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a “parachute payment” under Section 280G of the Internal Revenue Code), the executive officer will be entitled to receive such payment as would entitle him to receive the greatest after-tax benefit of either the full payment or a lesser payment which would result in no portion of such severance benefits being subject to excise tax.

2018 Summary Compensation Table
The following table provides information regarding the compensation of our named executive officers during the year ended December 31, 2018.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total($)
Noah Breslow	2018	483,333	—	721,166	350,000	997,387	5,726	2,557,612
Chief Executive Officer	2017	400,000	—	766,244	—	240,000	5,627	1,411,871
	2016	400,000	—	—	1,000,002	150,000	5,338	1,596,316
Ken Brause	2018	288,461	375,000	522,449	500,000	428,202	3,930	2,118,042
Chief Financial Officer
Nick Brown	2018	320,833	—	193,171	187,501	405,109	5,726	1,112,340
Chief Risk Officer

(1)	Amounts reported in the Salary column reflect base salaries paid in 2018.

(2)	Reflects bonuses paid to Mr. Brause pursuant to his Offer Letter as discussed on page 36.

(3)
Amounts reported in the Stock Awards and Option Awards columns reflect the grant date (March 18, 2018) fair value of PUAs, PBRS and stock options granted to Mr. Breslow, and PUAs, RSUs and stock options granted to Mr. Brause and Mr. Brown, as computed in accordance with FASB ASC Topic 718. The methods and assumptions that we used to calculate these amounts are discussed in Notes 2 and 11 to our financial statements included in our Annual Report filed with the SEC on March 1, 2019. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(4)	Amounts reported in the Non-Equity Incentive Plan Compensation column reflect payments made under the plans noted:

Name	2018 Short-Term Incentive Award ($)(a)	2016 PUA Award Year 2 Payout ($)	2018 PUA Award Year 1 Payout ($)	Total ($)
Noah Breslow	604,166	224,730	168,491	997,387
Ken Brause	187,500	—	240,702	428,202
Nick Brown	224,583	—	180,526	405,109

(a)
The 2018 short-term incentive awards for Mr. Breslow and Mr. Brown were based on performance achievements for the two six-month performance periods ending June 30, 2018 and December 31, 2018. Mr. Brause's 2018 short-term incentive award is based on performance achievements for the six-month period ending December 31, 2018 as his employment commenced March 2018. See the discussion of annual short-term incentive award compensation and long-term incentive compensation beginning on page 32.

(5)
Amounts reported in the All Other Compensation column reflect: (i) Company matching contributions under the 401(k) plan paid in the following amounts: Mr. Breslow $5,500, Mr. Brause $3,750 and Mr. Brown $5,500; and (ii) life insurance premiums paid in the following amounts: Mr. Breslow $226, Mr. Brause $180 and Mr. Brown $226.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information regarding outstanding stock options and stock awards held by our named executive officers as of December 31, 2018.

Name	Option Awards					Stock Awards		Equity Incentive Plan Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Noah Breslow	10/06/2011 (2)	268,000	—	0.375	10/05/2021	—	—	—	—
	06/26/2012 (2)	934,304	—	0.425	06/25/2022	—	—	—	—
	08/01/2013 (2)	950,000	—	0.68	07/31/2023	—	—	—	—
	08/14/2014 (2)	500,000	—	10.66	08/13/2024	—	—	—	—
	07/30/2015 (3)	293,678	50,134	12.67	07/29/2025	—	—	—	—
	07/30/2015 (4)	—	—	—	—	35,083	206,989	—	—
	09/19/2016 (3)	204,550	159,087	5.95	09/18/2026	—	—	—	—
	09/19/2016 (5)	—	—	—	—	—	—	28,099	165,784
	08/22/2017 (4)	—	—	—	—	123,058	726,042	—	—
	03/18/2018 (3)	—	181,348	5.19	03/17/2028	—	—	—	—
	03/18/2018 (5)	—	—	—	—	—	—	138,953	819,822
Ken Brause	04/16/2018 (3)	—	243,903	5.54	04/15/2028	—	—	—	—
	04/16/2018 (4)	—	—	—	—	94,305	556,399	—	—
Nick Brown	12/19/2016 (3)	113,521	104,428	4.26	12/18/2026	—	—	—	—
	12/19/2016 (4)	—	—	—	—	70,416	415,454	—	—
	03/18/2018 (3)	—	97,151	5.19	03/17/2028	—	—	—	—
	03/18/2018 (4)	—	—	—	—	37,220	219,598	—	—

(1)
Reflects the market value of the shares underlying RSUs as of December 31, 2018, based on the closing price of our common stock, as reported on the New York Stock Exchange, of $5.90 per share on December 31, 2018, the last business day of 2018.

(2)	Reflects stock options granted on the dates shown which are now fully vested and immediately exercisable.

(3)
Reflects stock options which vest on the following terms: one-fourth vest on the one year anniversary of the grant date, and the balance vest in equal installments over a period of 36 months, subject to continued service with the Company.

(4)	Reflects RSUs which vest in four equal annual installments beginning one year after the Company’s next common vesting date following the date of grant.

(5)
Reflects PBRS awards that are eligible for vesting in three equal annual installments subject to the Company’s achievement of certain financial performance goals for the following performance periods: (i) 09/19/2016 grant - July 1, 2016 to June 30, 2017; July 1, 2017 to June 30, 2018; and July 1, 2018 to June 30, 2019; and (ii) 03/18/2018 grant - January 1, 2018 to December 31, 2018; January 1, 2019 to December 31, 2019; and January 1, 2020 to December 31, 2020. For the July 1, 2016 to June 30, 2017 performance period of the 09/19/2016 PBRS grant no shares were earned as the Company's performance was below threshold levels. Accordingly, these unearned shares were forfeited.

(6)
Reflects the market value of unvested PBRS as of December 31, 2018, based on the closing price of our common stock, as reported on the New York Stock Exchange, of $5.90 per share on December 31, 2018, the last business day of 2018.

Equity Benefit and Stock Plans
Securities Authorized for Issuance under Equity Compensation Plans

At December 31, 2018 we maintained three equity compensation plans, all of which were approved by the Board of Directors and our stockholders prior to our initial public offering in December 2014. The following table provides the information shown for each of the three plans as of December 31, 2018.

Plan	Shares issuable upon exercise of outstanding plan options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Shares remaining available for future issuance under plan (excluding those reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(2)(3)	11,240,343	5.86	10,243,841
Equity compensation plans not approved by security holders	—	—	—
Total	11,240,343	5.86	10,243,841

(1)
The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying PBRS or RSUs, which have no exercise price.

(2)	Includes the following plans: 2014 Equity Incentive Plan, or 2014 Plan, Amended and Restated 2007 Stock Incentive Plan and 2014 Employee Stock Purchase Plan, or ESPP.

(3)
The 2014 Plan provides that on the first day of each year beginning in 2016 and ending in 2020, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 7,200,000 shares, (ii) 4% of the outstanding shares of our common stock as of the last day of our immediately preceding year, or Threshold Percentage, (iii) a percentage equal to the Threshold Percentage, plus the difference between the Threshold Percentage and the percentage added to the 2014 Plan for each prior year; or (iv) such other amount as the 2014 Plan Administrator (as defined in the 2014 Plan) may determine. For the year beginning January 1, 2019, there was no increase in the number of shares issuable under the 2014 Plan. Our ESPP provides that on the first day of each year beginning in 2016, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 1% of the outstanding shares of our common stock on the first day of such year, (ii) 1,800,000 shares, or (iii) such other amount as the ESPP Administrator (as defined in the ESPP) may determine. Effective January 1, 2019, the number of shares available for issuance under our ESPP increased by 753,753 shares.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the section titled “Executive Compensation” with management. Based on such review and discussion, the Compensation Committee approves the inclusion of the section titled “Executive Compensation” in this Proxy Statement.
Respectfully submitted by the members of the Compensation Committee of the Board of Directors:
Ronald F. Verni (Chair)
Bruce P. Nolop
Manolo Sánchez

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2019 by:

•	Each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	Each of our named executive officers;

•	Each of our directors; and

•	All executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. Under SEC rules, the calculation of the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person includes both outstanding shares of our common stock then owned plus any shares of our common stock subject to options (or other rights, if any) held by that person that are currently exercisable or exercisable within 60 days of February 28, 2019. Shares subject to those options for a particular person are not included as outstanding, however, for the purpose of computing the percentage ownership of any other person. We have based percentage ownership of our common stock on 75,639,705 shares of our common stock outstanding as of February 28, 2019. Unless otherwise indicated, the address of each beneficial owner listed on the table below is c/o On Deck Capital, Inc., 1400 Broadway, 25th Floor, New York, New York 10018.

Name of Beneficial Owner	Number of Outstanding Shares Owned	Shares Subject to Options and RSUs (8)	Total Beneficial Ownership	Percent of Shares Outstanding
5% Stockholders:
RRE Ventures IV, L.P. (1)	8,627,396	—	8,627,396	11.4
Nantahala Capital Management, LLC (2)	4,075,942	—	4,075,942	5.4
Entities affiliated with Institutional Venture Partners (3)	4,054,250	—	4,054,250	5.4
Entities affiliated with Sapphire Ventures (4)	3,971,674	—	3,971,674	5.3
Entities affiliated with Renaissance Technologies (5)	3,879,542	—	3,879,542	5.1
Portolan Capital Management, LLC (6)	3,878,965	—	3,878,965	5.1
The Vanguard Group (7)	3,791,048	—	3,791,048	5.0

Executive Officers and Directors:
Noah Breslow (9)	639,395	3,121,438	3,760,833	4.8
Ken Brause	—	66,058	66,058	*
Nick Brown	29,165	157,997	187,162	*
Andrea Gellert	42,687	449,458	492,145	*
Cory Kampfer	215,163	318,541	533,704	*
Chandra Dhandapani	—	6,823	6,823	*
Daniel Henson	75,977	75,354	151,331	*
Bruce P. Nolop	80,798	100,823	181,621	*
Manolo Sánchez	—	6,823	6,823	*
Jane J. Thompson	58,054	135,223	193,277	*
Ronald F. Verni	69,054	180,223	249,277	*
Neil E. Wolfson	178,802	75,223	254,025	*
All executive officers and directors as a group (12 persons)	1,389,095	4,693,984	6,083,079	7.6

*	Represents beneficial ownership of less than 1%.

(1)
Consists of 8,627,396 shares held of record by RRE Ventures IV, L.P. (RRE LP). RRE Ventures GP IV, LLC (RRE GP), the general partner of RRE LP, has sole voting and dispositive power with respect to the shares held by RRE LP. James D. Robinson IV and Stuart J. Ellman, as the managing members of RRE GP, share voting and dispositive power with respect to the shares held by RRE LP. The address for each of these entities and persons is c/o RRE Ventures, 130 East 59th Street, 17th Floor, New York, New York 10022.

(2)
Based on information contained in a Schedule 13G filed with the SEC on February 14, 2019, consists of 4,075,942 shares which Nantahala Capital Management, LLC (Nantahala) may be deemed to beneficially own held by funds and separately managed accounts under its control,  and which Messrs. Wilmot B. Harkey and Daniel Mack may be also be deemed to beneficially own as the managing members of Nantahala, and as to which they share voting and dispositive power with Nantahala. The address for each of Nantahala and these persons is 19 Old Kings Highway S, Suite 200, Darien, Connecticut 06820.

(3)
Based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2019, the reported shares are held of record by Institutional Venture Partners XIV, L.P. (IVP XIV). Institutional Venture Management XIV, L.P. (IVM XIV), as the sole general partner of IVP XIV, has sole voting and dispositive power over the shares owned by IVP XIV. Todd C. Chaffee, Norman A. Fogelsong, Stephen J. Harrick, J. Sanford Miller, Jules A. Maltz and Dennis B. Phelps, as the managing directors of IVM XIV, share voting and dispositive power with respect to the shares held by IVP XIV. The address for each of these entities and persons is c/o Institutional Venture Partners, 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025.

(4)
Based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2019, the reported shares are beneficially owned by Sapphire Ventures (GPE) I, L.L.C. (Sapphire GP), which is the general partner of Sapphire Ventures Fund I, L.P. (Fund I).  Nino Nikola Marakovic, as managing member of Sapphire GP, has shared voting and dispositive power with respect to all of the reported shares.  Sapphire GP, Mr. Marakovic and Fund I share voting and dispositive power with respect to 3,685,078 of the reported shares that are owned of record by Fund I.  The address for each entity and person is 3408 Hillview Avenue, Bldg. 5, Palo Alto, California 94304.

(5)
Based on information contained in a Schedule 13G filed with the SEC on February 12, 2019, all of the reported shares are beneficially owned by each of Renaissance Technologies, LLC (RTC) and Renaissance Technologies Holdings Corporation (RTHC), the majority owner of RTC.  Of the reported shares, each of RTC and RTHC are stated to have sole voting power as to 3,846,475 shares, sole dispositive power as to 3,870,705 shares and shared dispositive power as to 8,837 shares.  The address for each of these entities is 800 Third Avenue, New York, New York 10022.

(6)
Based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2019, the reported shares are beneficially owned directly by Portolan Capital Management, LLC (Portolan) and indirectly by George McCabe, as manager of Portolan.  Mr. McCabe is reported as having sole voting and dispositive power with respect to all of the shares.  The address for this entity and person is 2 International Place, FL 26, Boston, Massachusetts 02110.

(7)
Based on information contained in a Schedule 13G filed with the SEC on February 11, 2019, the reported shares are held of record by The Vanguard Group. According to the filing, Vanguard has sole voting power as to 95,038 shares and sole dispositive power as to 3,693,410 shares, and shared voting power as to 2,600 shares and shared dispositive power as to 97,638 shares. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., wholly-owned subsidiaries of Vanguard, serve as investment managers of collective trust accounts, and beneficially own 95,038 shares and 2,600 shares, respectively. The address for each of these entities is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(8)
Reflects (i) options exercisable as of February 28, 2019; (ii) shares subject to options exercisable within 60 days of February 28, 2019; and (iii) unvested RSUs subject to vesting within 60 days of February 28, 2019.

(9)
Consists of (i) 575,395 shares held of record by Mr. Breslow; (ii) 32,000 shares held in a trust for Mr. Breslow’s minor daughter for which Mr. Breslow’s spouse serves as trustee; and (ii) 32,000 shares held in a trust for Mr. Breslow’s minor son for which Mr. Breslow’s spouse serves as trustee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above under “Corporate Governance” and “Executive Compensation,” the following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:

•	We have been or are to be a participant;

•	The amount involved exceeded or exceeds $120,000; and

•
Any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our Certificate and Bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Transactions with Directors and Their Affiliates

Except for the compensation of directors and executive officers as described above, there were no transactions in 2018 in which the Company was a party, the amount involved in the transaction exceeded $120,000 and in which any director, director nominee, executive officer, holder of more than 5% of our capital stock, or immediate family member of any of the foregoing individuals, had or will have a direct or indirect material interest.

Policies and Procedures for Related Party Transactions

The Board of Directors has adopted a related party transactions policy which delegates to the Audit Committee primary responsibility for reviewing and, if applicable, approving and/or ratifying related party transactions. In certain circumstances, related party transactions can be reviewed by the Nominating Committee and/or Audit Committee. A related party is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Under the policy, our directors and executive officers (including director nominees and proposed executive officers) are required to promptly notify the Company’s General Counsel of any potential or actual related party transactions. Potential related party transactions are then reviewed and analyzed with the Audit Committee, in consultation with the General Counsel and third-party experts, if needed, to determine whether the transaction is of a type that requires compliance with the policy.

In reviewing such transactions, the Audit Committee will consider all relevant facts and circumstances including, among others:

•	The commercial reasonableness of the terms of the related party transaction;

•	The benefit or perceived benefit (or lack thereof) of the related party transaction to the Company;

•	Whether there are business reasons for the Company to enter into the related party transaction;

•	Whether the related party transaction would impair the independence of an outside director;

•	Whether there are reputational, conflict of interest, competitive or similar risks to the Company associated with the related party transaction;

•	The materiality and character of the related party’s interest in the transaction;

•	Whether there are alternatives available that do not involve a related party transaction; and

•	Whether the transaction would present an improper conflict of interest for any director or executive officer.

Under the policy, the Audit Committee has reviewed certain transactions and determined them to be generally preapproved, including, among others:

•	A transaction where the aggregate amount of the related party’s interest is not expected to exceed $120,000 in any calendar year;

•	Compensation paid to a director or designee that has been approved by the Compensation Committee; and

•
A transaction with an entity at which a related party is an employee (other than an executive officer), director, limited partner or beneficial owner of less than 5% of the entity’s common stock and the amount involved in the transaction does not exceed the greater of $2 million or 2% of that entities total annual revenues.

The Audit Committee retains the right to review, approve and/or ratify any preapproved transaction in its discretion.

STOCKHOLDER COMMUNICATIONS POLICY
Our Board of Directors has adopted a Stockholder Communications Policy to provide a process by which our stockholders may communicate with the non-management members of the Board of Directors. Under the policy, stockholders may send communications to our General Counsel at On Deck Capital, Inc., 1400 Broadway, 25th Floor, New York, New York 10018, Attn: General Counsel. Our General Counsel shall review all incoming communications (except for mass mailings, service complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and, if appropriate, route such communications to the appropriate member(s) of the Board of Directors or, if none is specified, to the Chairman of the Board.

Our General Counsel may decide in the exercise of his or her judgment whether a response to any communication is necessary and shall provide a report to the Nominating Committee on a quarterly basis of any communications received for which our General Counsel has either responded or determined no response is necessary.
This procedure for communications with the non-management directors is administered by the Company’s Nominating Committee. This procedure does not apply to (a) communications to non-management directors from officers or directors of the Company who are stockholders, or (b) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires directors, certain officers and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. Based upon a review of filings with the SEC and/or written representations that no other reports were required, we believe that all reports for the Company’s officers and directors that were required to be filed under Section 16 of the Exchange Act were timely filed for 2018, except that due to an administrative error, one late Form 4 was filed on behalf of Mr. Breslow reflecting one transaction.

AUDIT COMMITTEE REPORT
This Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other OnDeck filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate it by reference therein.
The following is the report of the Audit Committee of our Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2018 with our management. In addition, the Audit Committee has discussed with Ernst & Young LLP, our independent registered public accountants, the matters required to be discussed by standards promulgated by the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board, or PCAOB, including PCAOB Auditing Standard No. 1301 “Communications with Audit Committees.” The Audit Committee also has received the written disclosures and the letter from Ernst & Young LLP as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee has discussed with Ernst & Young LLP the independence of Ernst & Young LLP.
Based on the Audit Committee’s review of the matters noted above and its discussions with our independent accountants and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018.
Respectfully submitted by the members of the Audit Committee of the Board of Directors:
Neil E. Wolfson (Chair)
Bruce P. Nolop

Manolo Sánchez

PROPOSAL 2: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Our Audit Committee of the Board of Directors has appointed Ernst & Young LLP as OnDeck’s independent registered public accountants for the year ending December 31, 2019 and the Board recommends that stockholders vote for ratification of such appointment. Although stockholder ratification of the appointment of our independent registered public accountants is not required under our governance documents, we are asking stockholders to ratify the appointment as a matter of prudent corporate governance. Notwithstanding its selection or voting results, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of OnDeck and its stockholders. If our stockholders do not ratify the appointment, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm.
Ernst & Young LLP served as OnDeck’s independent registered public accounting firm for the year ended December 31, 2018. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.
Principal Accounting Fees and Services
The following table sets forth all fees accrued or paid to Ernst & Young LLP for the years ended December 31, 2018 and 2017:

	2018	2017
Audit Fees (1)	$1,131,000	$983,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	$144,000	$108,536
All Other Fees (4)	$284,000	—
Total	$1,559,000	$1,091,536

(1)
Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated or subsidiary financial statements, including audited financial statements presented in our Annual Report and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those years.

(2)
Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.

(3)
Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, and IRS audit support.

(4)	All Other Fees consist of permitted services other than those that meet the criteria above.
Pre-approval Policy. Under our Audit Committee’s policy governing our use of the services of our independent registered public accountants, the Audit Committee is required to pre-approve all audit and permitted non-audit services performed by our independent registered public accountants in order to ensure that the provision of such services does not impair the public accountants’ independence. In the years ended December 31, 2018 and 2017, all fees identified above under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” that were billed by Ernst & Young LLP were approved by the Audit Committee in accordance with SEC requirements.

In the year ended December 31, 2018, there were no other professional services provided by Ernst & Young LLP, other than those listed above, that would have required our Audit Committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.

Vote Requirement

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter is necessary to ratify the selection of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2019. Abstentions are treated as shares of common stock present in person or represented by proxy and entitled to vote and therefore, will have the effect of a vote “against” the ratification of Ernst & Young LLP as our independent registered public accountants. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the selection of Ernst & Young LLP as OnDeck’s independent registered public accountants for the year ending December 31, 2019.

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to submit your proxy or voting instructions at your earliest convenience.
BY ORDER OF THE BOARD OF DIRECTORS

New York, New York
April 1, 2019

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m, New York time, on May 15, 2019.
Vote by Internet • Go to www.envisionreports.com/ ONDK • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the record message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
	1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Chandra Dhandapani	☐	☐	☐	02 - Bruce Nolop	☐	☐	☐	03 - Manolo Sànchez	☐	☐	☐	+

		For	Against	Abstain
2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

	Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2019 Annual Meeting Admission Ticket
2019 Annual Meeting of
On Deck Capital, Inc. Stockholders
Wednesday, May 15th, 2019 at 10:00 a.m. New York time
Wilson Sonsini Goodrich & Rosati, P.C.
1301 Avenue of the Americas,
40th Floor,
New York, NY 10019
Upon arrival, please present this admission ticket
and photo identification at the registration desk.

The meeting is being held at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 1301 Avenue of the Americas, between 52nd and 53rd Streets, 40th Floor, New York, NY 10019. Public transportation is advised.

Subway Information:
• B, D, F and M lines to 47th-50th Streets - Rockefeller Center
• E and M lines to 5th Avenue and 53rd Street
• B, D and E lines to 7th Avenue and 53rd Street
• N, Q and R lines to 7th Avenue and 49th Street
Airport Information:
• La Guardia Airport is approximately 30 minutes away by car
• JFK International Airport is approximately 45 minutes away by car
Parking Information:
• Parking is available for a fee, subject to availability, at several nearby public garages
Attendance at the 2019 Annual Meeting of Stockholders is limited to stockholders. Admission will be on a first-come, first-served basis. On Deck Capital, Inc. has elected to provide its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 in lieu of producing a glossy annual report.

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Notice of 2019 Annual Meeting of Stockholders
This Proxy is Solicited by the Board of Directors of On Deck Capital, Inc. for the 2019 Annual Meeting of Stockholders to be held Wednesday, May 15, 2019.
The undersigned stockholder of On Deck Capital, Inc., a Delaware corporation, hereby acknowledges receipt of the 2019 Notice of Annual Meeting of Stockholders and Proxy Statement for the 2019 Annual Meeting of Stockholders of On Deck Capital, Inc. to be held Wednesday, May 15, 2019 at 10:00 a.m., New York time, at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 1301 Avenue of the Americas, 40th Floor, New York, NY 10019, and hereby appoints Noah Breslow, Kenneth A, Brause and Cory Kampfer, and each of them, as proxies and attorneys-in-fact, each with power of substitution and resubstitution and revocation and all powers that the undersigned would possess if personally present, to vote all of the shares owned by the undersigned at such meeting and any postponement(s) or adjournment(s) thereof as set forth on the reverse hereof, and in their discretion upon any other business that may properly come before such meeting and any such postponement(s) and adjournment(s).
Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all three director nominees and FOR ratification of independent registered public accounting firm.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)

Vote by Internet • Go to www.envisionreports.com/ONDK
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the
On Deck Capital, Inc. Stockholder Meeting to be Held on Wednesday, May 15, 2019
Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!
This communication is not a form of voting and presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/ONDK to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.
When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Paper Copy of the Proxy Materials – If you want to receive a paper copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 3, 2019 to facilitate timely delivery.

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On Deck Capital, Inc.’s Annual Meeting of Stockholders will be held on Wednesday, May 15, 2019 at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 1301 Avenue of the Americas, 40th Floor, New York, NY 10019, at 10:00 a.m. New York time.
Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.
The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2:

1.	Election of Directors.

2.	Ratify selection of Auditors.
PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares, you must vote online, by telephone or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions to the On Deck Capital, Inc. 2019 Annual Meeting of Stockholders
Directions to the On Deck Capital, Inc. 2018 Annual Meeting of Stockholders are also available at www.envisionreports.com/ONDK.

The meeting is being held at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 1301 Avenue of the Americas, between 52nd and
53rd Streets, 40th Floor, New York, NY 10019. Public transportation is advised.
Subway Information:
• B, D, F and M lines to 47th-50th Streets - Rockefeller Center
• E and M lines to 5th Avenue and 53rd Street
• B, D and E lines to 7th Avenue and 53rd Street
• N, Q and R lines to 7th Avenue and 49th Street
Airport Information:
• La Guardia Airport is approximately 30 minutes away by car
• JFK International Airport is approximately 45 minutes away by car
Parking Information:
• Parking is available for a fee, subject to availability, at several nearby public garages
Attendance at the 2019 Annual Meeting of Stockholders is limited to stockholders. Admission will be on a first-come, first-served basis. On Deck Capital, Inc. has elected to provide its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 in lieu of producing a glossy annual report.

Here’s how to order a copy of the proxy materials and select a future delivery preference:
Paper copies: Current and future paper delivery requests can be submitted via the Internet, telephone or email options below.
Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.
If you request an email copy of current materials you will receive an email with a link to the materials.
PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.
•

Internet – Go to www.envisionreports.com/ONDK. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

•

Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

•

Email – Send an email to investorvote@computershare.com with “Proxy Materials On Deck Capital, Inc.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of the annual meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 3, 2019.

0212VD